EXHIBIT 10.2
XXXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
Published CUSIP Number:
$50,000,000
CREDIT AGREEMENT
among
IMPAX LABORATORIES, INC.,
as Borrower,
CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Dated as of February 11, 2011

Prepared by:	King & Spalding

i

Schedules

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Documents, Instruments and Tangible Chattel Paper
Schedule 3.16(c)	Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property
Schedule 3.16(d)	Commercial Tort Claims
Schedule 3.16(e)	Pledged Equity Interests
Schedule 3.16(f)	Collateral Locations
Schedule 3.23	Material Contracts
Schedule 3.24	Insurance
Schedule 3.29	Authorized Officers
Schedule 6.1(b)	Indebtedness

Exhibits
Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Permitted Acquisition Certificate
Exhibit 1.1(g)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.16	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(a)	Form of Lender Consent
Exhibit 4.1(b)	Form of Officer's Certificate
Exhibit 4.1(f)	Form of Solvency Certificate
Exhibit 4.1(o)	Form of Financial Condition Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate
Exhibit 5.15(d)	Form of Landlord Waiver

v

THIS CREDIT AGREEMENT, dated as of February 11, 2011, is by and among IMPAX LABORATORIES, INC., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $50,000,000, as more particularly described herein; and
WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms.
As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).
“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in San Francisco, California as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.
“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
“Anti Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Total Net Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Unused Fee shall be the percentage set forth under the column “Unused Fee”:
Applicable Margin

	Total Net	LIBOR Margin
Level	Leverage Ratio	& L/C Fee	Base Rate Margin	Unused Fee

I	Less than 1.0 to 1.0	1.50%	0.50%	0.25%

II	Greater than or
	equal to 1.0 to 1.0	1.75%	0.75%	0.30%
	but less than 1.75
	to 1.0

III	Greater than or
	equal to 1.75 to	2.00%	1.00%	0.35%
	1.0 but less than
	2.50 to 1.0

IV	Greater than or
	equal to 2.50 to	2.25%	1.25%	0.40%
	1.0 but less than
	3.25 to 1.0

V	Greater than or
	equal to 3.25 to	2.50%	1.50%	0.45%
	1.0
The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Total Net Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be set at Level I until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.
“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.
“Authorized Officers” shall mean the Responsible Officers set forth on Schedule 3.29.
“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.
“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.
“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).
“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(g).
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).
“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.
“Business” shall have the meaning set forth in Section 3.10.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, as collateral for LOC Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.
“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the then outstanding Voting Stock of the Borrower; or (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.
“Commitment” shall mean the Revolving Commitments and the LOC Commitment, individually or collectively, as appropriate.
“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.
“Commitment Period” shall mean (a) with respect to Revolving Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.
“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all expenditures of the Credit Parties and their Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include any Permitted Acquisition.
“Consolidated EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) and (v) other non-cash charges (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period in an amount not to exceed $5,000,000 minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring cash or non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries).
“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis.
“Consolidated Interest Expense” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis.

“Consolidated Net Income” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the net income (excluding (a) extraordinary losses and gains, (b) gains from Dispositions not in the ordinary course of business, (c) gains from the early extinguishment of Indebtedness, (d) all non-cash income, (e) interest income, (f) tax credits, rebates and other benefits and (g) income received from joint venture investments to the extent not received in cash) of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP .
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.
“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.
“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).
“Credit Party” shall mean any of the Borrower or the Guarantors.
“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.
“Defaulting Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, except in connection with a good faith dispute, under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
“Disposition” shall have the meaning set forth in Section 6.4.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries, (B) any Person holding Subordinated Debt of the Credit Parties or any of such Person’s Affiliates or (C) any Defaulting Lender (or any of their Affiliates).
“Engagement Letter” shall mean the letter agreement dated November 4, 2010, addressed to the Borrower from Wells Fargo, as amended, modified, extended, restated, replaced, or supplemented from time to time.
“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.
“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) any Other Connection Taxes, (b) any U.S. federal withholding Tax imposed by a law in effect at the time a Foreign Lender (other than an assignee under Section 2.19) becomes a party hereto (or designates a new lending office), with respect to any payment made by or on account of any obligation of a U.S. Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16(a), (c) Taxes attributable to a Foreign Lender’s failure to comply with Section 2.16(f), (d) any U.S. federal withholding Tax imposed on any payment of fees pursuant to Section 2.5 and (e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit by such Lender.
“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.
“FDA” shall mean the United States Food and Drug Administration and any successor thereto.
“FDA Laws” shall mean all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by FDA.
“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.
“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs, and any other healthcare program hereafter funded by the United States of America or any of its agencies.
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to (b) the sum of (i) cash interest expense paid or payable in cash during the four (4) consecutive fiscal quarter period ending on such date, (ii) all cash income taxes paid during the four (4) consecutive fiscal quarter period ending on such date, (iii) Scheduled Funded Debt Payments made during the four (4) consecutive fiscal quarter period ending on such date (including the principal component of payments due on Capital Leases) and (iv) Consolidated Capital Expenditures made during the four (4) consecutive fiscal quarter period ending on such date.
“Foreign Lender” shall mean any Lender or Issuing Lender, (a) with respect to any Borrower other than a U.S. Borrower, that is treated as foreign by the jurisdiction in which the Borrower is resident for tax purposes, and (b) with respect to any U.S. Borrower, that, (i) is not a U.S. Person, or (ii) is a partnership or other entity treated as a partnership for U.S. federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships for U.S. federal income tax purposes that are U.S. Persons) are not U.S. Persons.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e), (i), and (n) of such definition).
“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.
“Government Acts” shall have the meaning set forth in Section 2.17.
“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Governmental Payor Programs” means all governmental third party payor programs in which any Credit Party or its Subsidiaries participates, including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean the Domestic Subsidiaries of the Borrower as are, or may from time to time become parties to this Agreement.
“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
“Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, manuals, orders, ordinances, statutes, guidelines and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; governing the confidentiality of patient information, and regulatory matters primarily relating to billing and coding advice, evaluation of patients for social benefit programs, patient health care, health care providers and health care services; and accreditation standards and requirements of all applicable state laws or regulatory bodies; including without limitation HIPAA, Medicaid, Medicare, any and all federal, state and local fraud and abuse laws of any Governmental Authority, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder and all other applicable health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, administrative guidance and requirements pertaining to Medicare or Medicaid, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“Impacted Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning set forth in Section 9.5(b).
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.
“Intercompany Debt” shall have the meaning set forth in Section 9.19.
“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.
“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each calendar month and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.
“Interest Period” shall mean, with respect to any LIBOR Rate Loan,
(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
(iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and
(v) no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
“Issuing Lender” shall mean Wells Fargo together with any successor.
“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).
“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.
“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.
“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment and/or the Revolving Commitment Percentage.
“Lender Consent” shall mean any lender consent delivered by a Lender on the Closing Date in the form of Exhibit 4.1(a).
“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).
“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).
“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.
“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.
“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).
“Loan” shall mean a Revolving Loan.
“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).
“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.
“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided, however, any change in the stock price or trading volume of the capital stock of the Borrower shall not be taken into account in determining whether there has been or would be a Material Adverse Effect.
“Material Contract” shall mean (a) any contract or agreement to which the Borrower is a party (other than the Credit Documents) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act and (b) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maturity Date” shall mean the date that is four (4) years following the Closing Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) any Taxes imposed on or measured by such recipient’s overall net income (however denominated), or any franchise Taxes imposed on such recipient in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.
“Non-Defaulting Lender’ shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” or “Notes” shall mean the Revolving Loan Notes, collectively, separately or individually, as appropriate.
“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i). A Form of Notice of Borrowing is attached as Exhibit 1.1(d).
“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” shall mean all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.
“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c).
“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.
“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from or with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:
(i) no Default or Event of Default shall then exist or would exist after giving effect thereto;
(ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Net Leverage Ratio shall be 0.25 to 1.0 less than the then applicable level set forth in Section 5.9;
(iii) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all personal property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10;

(iv) the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Credit Parties and their Subsidiaries (giving effect to such acquisition), and (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition with a purchase price in excess of $25,000,000, a certificate substantially in the form of Exhibit 1.1(f), executed by an Authorized Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;
(v) the Target shall have (i) earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date, and after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, in an amount greater than $0 or (ii) with respect to a Target that has less than one (1) full year of operations after commercial launch of its first product, a loss before interest, taxes, depreciation and amortization of not greater than $15,000,000;
(vi) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target; and
(vii) the aggregate consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries in connection with any single acquisition shall not exceed $200,000,000.
“Permitted Investments” shall have the meaning set forth in Section 6.5.
“Permitted Liens” shall have the meaning set forth in Section 6.2.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.
“Private Third Party Payor Programs” means all third party payor programs in which any Credit Parties or its Subsidiaries participates, including, without limitation, managed care plans, or any other private insurance programs, but excluding all Governmental Payor Programs.
“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.
“Properties” shall have the meaning set forth in Section 3.10(a).
“Recovery Event” shall mean the receipt by any Credit Party or its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
“Register” shall have the meaning set forth in Section 9.6(c).
“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Credit Parties or their Subsidiaries immediately prior to the Closing Date, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Credit Parties and their Subsidiaries.
“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.
“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.
“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (f) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or (g) the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary or is otherwise approved by the board of directors of the Borrower.
“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).
“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).
“Revolving Facility” shall have the meaning set forth in Section 2.1(a).
“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.
“Revolving Loan” shall have the meaning set forth in Section 2.1.
“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.
“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination) to the extent actually paid in cash.
“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Security Documents” shall mean the Security Agreement, the Pledge Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.
“Senior Secured Funded Debt” shall mean, as of any date of determination for the Credit Parties and their Subsidiaries, all Funded Debt (including, without limitation, Extensions of Credit hereunder) which is not Subordinated Debt and which is secured by a lien on any assets of the Credit Parties.
“Senior Secured Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (i) Senior Secured Funded Debt on such date to (ii) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date.
“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Net Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date net of Unrestricted Cash in excess of $100,000,000 to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.
“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.
“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.
“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.
“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.
“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.
“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
“Unrestricted Cash” shall mean, as of any date of determination, cash and Cash Equivalents of the Credit Parties on deposit that are readily available to the Credit Parties without causing any adverse tax consequences and that are not subject to any Lien other than a Lien in favor of the Administrative Agent, on behalf of the Secured Parties.
“Unused Fee” shall have the meaning set forth in Section 2.5(a).
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f) and shall be in substantially the same form as the applicable certificate set forth on Exhibit 2.16.
“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.
“Withholding Agent” shall mean a Credit Party, the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, such Lender or any partnership for U.S. federal income tax purposes that is a direct or indirect (through a chain of entities treated as flow-through entities for U.S. federal income tax purposes) beneficial owner of such Lender, or any of their respective agents, that is required under applicable law to deduct or withhold any Tax from a payment by or on account of any obligation of any Credit Party under any Credit Document.
“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.
Section 1.3 Accounting Terms.
(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Disposition permitted by Section 6.4(a)(vi), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.
Section 1.4 Time References.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.5 Execution of Documents.
Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
Section 2.1 Revolving Loans.
(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to FIFTY MILLION DOLLARS ($50,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.
(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.
(ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $250,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).
(iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.
(d) Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:
(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and
(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.
Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.
(e) Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.
Section 2.2 Reserved.
Section 2.3 Letter of Credit Subfacility.
(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed in writing upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.
(c) Participations. Each Revolving Lender upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. on a Business Day or, if after 3:00 P.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.
(h) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.
(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.
Section 2.4 Reserved.
Section 2.5 Fees.
(a) Unused Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, an unused fee (the “Unused Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The Unused Fee shall be calculated quarterly in arrears. For purposes of computation of the Unused Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount. The Unused Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.
(b) Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it; provided, however, that so long as Wells Fargo is the sole Lender hereunder, the Letter of Credit Facing Fee shall not apply. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.
Section 2.6 Commitment Reductions.
(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in according to its Revolving Commitment Percentage.
(b) LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.
(c) Reserved.
(d) Maturity Date. The Revolving Commitments and the LOC Commitment shall automatically terminate on the Maturity Date.
Section 2.7 Repayments.
(a) Optional Repayments. The Borrower shall have the right to repay the Revolving Loans in whole or in part from time to time; provided, however, that each partial repayment of (i) Revolving Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (ii) Revolving Loans that LIBOR Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent the Borrower elects to repay the Revolving Loans, amounts prepaid under this Section shall be applied to the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Mandatory Prepayments. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess.
(c) Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.
Section 2.8 Default Rate and Payment Dates.
(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
(b) Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.
Section 2.9 Conversion Options.
(a) The Borrower may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.
(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10 Computation of Interest and Fees; Usury.
(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11 Pro Rata Treatment and Payments.
(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrower and, third, to principal then due and owing hereunder and under this Agreement of the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Revolving Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents, in each case to the extent owing pursuant to Section 9.5(a);
SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender, in each case to the extent owing pursuant to Section 9.5(a);
FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;
FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;
SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.
Section 2.12 Non-Receipt of Funds by the Administrative Agent.
(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Inability to Determine Interest Rate.
Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
Section 2.14 Yield Protection.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii) subject the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document to any (or any increase in any) Other Connection Taxes with respect to any Credit Document, any Letter of Credit or any participation in any Loan or a Letter of Credit (except for the imposition of, or any change in the rate of, any Net Income Tax); or
(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or, in the case of clause (ii), any Loan or any participation in any Loan) or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender, the Issuing Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Administrative Agent, Lender, the Issuing Lender, or other recipient, the Borrower will pay to such Administrative Agent, Lender, the Issuing Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender, Issuing Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or the Issuing Lender fails to make a demand for such compensation more than nine (9) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.
(e) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

Section 2.15 Compensation for Losses; Eurocurrency Liabilities.
(a) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or
(iii) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.
(b) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment (including, for the avoidance of doubt, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any such deduction or withholding required to be made by such Lender (or any direct or indirect beneficial owner of such Lender that is treated as a partnership for U.S. federal income tax purposes) for the account of any of its direct or indirect beneficial owners), then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Lender, Lender (or each of its beneficial owners), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. A certificate as to the amount of such withholding or deduction that is an Indemnified Tax delivered by the Withholding Agent to the Borrower (with, if the Withholding Agent is not the Administrative Agent, a copy to the Administrative Agent), shall be conclusive absent manifest error.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender (or its beneficial owners) or the Issuing Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The Borrower shall also indemnify the Administrative Agent, within 10 days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by this paragraph (c); provided that, such Lender or the Issuing Lender, as the case may be, shall indemnify the Borrower to the extent of any payment the Borrower makes to the Administrative Agent pursuant to this sentence. In addition, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or Issuing Lender as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (e), documentation evidencing the payment of Taxes.

(d) Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under any Credit Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.
(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding Tax other than the U.S. federal withholding Tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(ii) any Foreign Lender (other than a Foreign Lender that is a U.S. Person) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;
(B) executed originals of Internal Revenue Service Form W-8ECI;
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN;

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner; or
(E) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Credit Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over pursuant to this Section (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, the Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Administrative Agent, Issuing Lender or Lender in a less favorable net after-Tax position than the Administrative Agent, Issuing Lender or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the termination of the Credit Documents and payment of any obligations thereunder.
Section 2.17 Indemnification; Nature of Issuing Lender’s Duties.
(a) In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
(b) As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.
(d) Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.
(e) Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.
Section 2.18 Illegality.
Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19 Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender then the Borrower may, at its sole expenses and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.20 Cash Collateral.
(a) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender).
(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent or the Issuing Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent or Issuing Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit, shall be held and applied to the satisfaction of the specific LOC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral (which determination shall be confirmed by any Issuing Lender affected by such release of Cash Collateral); provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section may be otherwise applied in accordance with Section 2.11), and (B) the Person providing Cash Collateral and each applicable Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.21 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.
(A) Unused Fees. (1) No Unused Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Unused Fee accrued with respect to the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.
(B) Letter of Credit Fees. A Defaulting Lender shall not be entitled to receive any Letter of Credit Fee for any period during which it is a Defaulting Lender, except that a Defaulting Lender shall be entitled to receive a Letter of Credit Fee with respect to each Letter of Credit or portion thereof for which it has provided Cash Collateral pursuant to Section 2.20 or Section 2.21(b). With respect to any Letter of Credit Fee that a Defaulting Lender is not entitled to receive in accordance with the terms of this Section, such Letter of Credit Fee shall be paid to the non-Defaulting Lenders to the extent such Defaulting Lender’s L/C Obligations have been reallocated to the Non-Defaulting Lenders in accordance with clause (iv) below; provided that if any portion of such Defaulting Lender’s L/C Obligations have not been reallocated to the Non-Defaulting Lenders and have not been Cash Collateralized by the Defaulting Lender (the “Exposed L/C Obligations”), the Letter of Credit Fees corresponding to the Exposed L/C Obligations (1) shall not be payable by the Borrower to the extent the Borrower has Cash Collateralized such Exposed L/C Obligations and (2) shall be payable to the Issuing Lender to the extent the Borrower has not Cash Collateralized such Exposed L/C Obligations.
(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LOC Obligations shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent or Issuing Lender, Cash Collateralize such Defaulting Lender’s LOC Obligations (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 2.20 for so long as such LOC Obligations are outstanding.
(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c) Termination of Impacted Lenders. The Borrower may terminate the unused amount of the Commitment of any Defaulting Lender that is an Impacted Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Impacted Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any Lender may have against such Impacted Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:
Section 3.1 Financial Condition.
(a) (i) The audited Consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 together with the related Consolidated and consolidating statements of income or operations, equity and cash flows for the fiscal years ended on such dates and (ii) the unaudited Consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the year-to-date period ending on the last day of the quarter that ended at least twenty (20) days prior to the Closing Date, together with the related Consolidated and consolidating statements of income or operations, equity and cash flows for the year-to-date period ending on such date:
(A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;
(B) fairly present the financial condition of the Borrower and its Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and
(C) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.
(b) The four-year projections of the Credit Parties and their Subsidiaries (prepared quarterly for the first year following the Closing Date and annually thereafter for the term of this Agreement) delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions.
Section 3.2 No Material Adverse Effect.
Since December 31, 2009 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law; Patriot Act Information.
Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, including, without limitation, FDA Laws and Healthcare Laws, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).
Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.
The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any material Requirement of Law or any Material Contract (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material approval or material consent from any Governmental Authority relating to such Person, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No Credit Party is in default under or with respect to any of its Contractual Obligations in any material respect. No Default or Event of Default has occurred and is continuing.
Section 3.6 No Material Litigation.
No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Schedule 3.6 hereto sets forth certain material litigation, claims or proceedings of the Credit Parties and their Subsidiaries as of the Closing Date.
Section 3.7 Investment Company Act; etc.
No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.
Section 3.8 Margin Regulations.
No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.
Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.
Section 3.10 Environmental Matters.
Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.
(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).
(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.
(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.
Section 3.11 Use of Proceeds.
The proceeds of the Extensions of Credit shall be used by the Borrower solely (a) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (b) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries and (c) for such other lawful purposes to the extent not prohibited pursuant to the terms of this Agreement.
Section 3.12 Subsidiaries; Joint Ventures; Partnerships.
Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interests of each Subsidiary outstanding and (b) the number and percentage of outstanding shares of each class of Equity Interests owned by the Credit Parties and their Subsidiaries. The outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Credit Party or any Subsidiary thereof, except as contemplated in connection with the Credit Documents.
Section 3.13 Ownership.
Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14 Consent; Governmental Authorizations.
No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).
Section 3.15 Taxes.
Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries.
Section 3.16 Collateral Representations.
(a) Intellectual Property. Set forth on Schedule 3.16(a), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties or that each of the Credit Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).
(b) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.16(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Credit Parties (including the Credit Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(c) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property. Set forth on Schedule 3.16(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) and uncertificated Investment Property (as defined in the UCC) of the Credit Parties, including the name of (i) the applicable Credit Party, (ii) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account, (iii) in the case of Electronic Chattel Paper, the account debtor, (iv) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (v) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer and the average amount held in such Securities Account, as applicable.
(d) Commercial Tort Claims. Set forth on Schedule 3.16(d), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Commercial Tort Claims (as defined in the UCC) of the Credit Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).
(e) Pledged Equity Interests. Set forth on Schedule 3.16(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of (i) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Equity Interests owned by such Credit Party of each Domestic Subsidiary, (ii) 65% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Credit Party of each first-tier Foreign Subsidiary and (iii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Documents.
(f) Properties. Set forth on Schedule 3.16(f) is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned), (iii) each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (iv) each location where any personal property Collateral is located at any premises owned or leased by a Credit Party with a Collateral value in excess of $1,000,000 (and an indication whether such location is leased or owned).

Section 3.17 Solvency.
Before and after giving effect to the Transactions, (a) each of the Credit Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. Before and after giving effect to the Transactions, none of the Credit Parties has unreasonably small capital in relation to the business in which it is or proposes to be engaged. After giving effect to the Transactions, none of the Credit Parties has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
Section 3.18 Compliance with FCPA.
Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
Section 3.19 No Burdensome Restrictions.
None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.20 Brokers’ Fees.
None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement and as set forth in the Engagement Letter.
Section 3.21 Labor Matters.
There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.

Section 3.22 Accuracy and Completeness of Information.
To the best of the Credit Parties’ knowledge, all factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction, is, or when furnished, will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties and their Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.
Section 3.23 Material Contracts.
Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties have delivered to the Administrative Agent a true and complete copy of each Material Contract.
Section 3.24 Insurance.
The insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2 and such insurance coverage complies with the requirements set forth in Section 5.5(b).
Section 3.25 Security Documents.
The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby; provided, however, that no representation or warranty is provided with respect to the Liens purported to be created pursuant to the Pledge Agreement with respect to any Equity Interests of a Foreign Subsidiary as it pertains to the laws and regulations of jurisdictions outside of the United States of America. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party and the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26 Classification of Senior Indebtedness.
The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
Section 3.27 Anti-Terrorism Laws.
Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 3.28 Compliance with OFAC Rules and Regulations.
(a) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
(b) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
Section 3.29 Authorized Officer.
Set forth on Schedule 3.29 are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Such Authorized Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Notes and the other Credit Documents.

Section 3.30 Reserved.
Section 3.31 Health Care Matters.
(a) Compliance with Health Care Laws. Each Credit Party and each of its Subsidiaries, and any Person acting on behalf of each Credit Party and each of its Subsidiaries. is in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation.
(b) Material Statements. None of the Credit Parties or their Subsidiaries nor any officer, affiliate, employee or agent of any Credit Party or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a material violation of any Health Care Law. None of the Credit Parties or their Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or its Subsidiaries, has made any untrue statement of fact regarding material claims incurred but not reported.
(c) Billing. No Credit Party or any of its Subsidiaries bills or receives reimbursement from any Governmental Payor Program or any Private Third Party Payor Programs.
(d) Proceedings; Audits. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws.
(e) Prohibited Transactions. None of the Credit Parties or their Subsidiaries, nor any person acting on behalf of any Credit Party or any of its Subsidiaries, directly or indirectly: (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician, contractor, in order to illegally obtain business or payments from such person in violation of any Health Care Law; (2) given or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician, contractor, or any other person in violation of any Health Care Law; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any government entity having jurisdiction over such payment, contribution or gift; (4) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (5) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of the Credit Parties, no person has filed or has threatened to file against any Credit Party or any of its Subsidiaries or their Affiliates an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(f) Exclusion. None of the Credit Parties or their Subsidiaries, nor any Person acting on behalf of any Credit Party or any of its Subsidiaries has been, or has been threatened to be, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a part to any other action by any Governmental Authority that may prohibit it from selling products or providing Services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
(g) HIPAA. Each Credit Party and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance. To the extent applicable to any Credit Party and for so long as (1) any Credit Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (2) any Credit Party is a “business associate” as defined in 45 C.F.R. § 160.103, (3) any Credit Party is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (4) any Credit Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Credit Party has: (i) completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of such Credit Party, or any Person acting on behalf of any Credit Party, as the case may be, to the extent these Assessments are appropriate or required for such Credit Party to be in material compliance with HIPAA; (ii) developed a detailed plan and time line for becoming in material compliance with HIPAA (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary to ensure that such Credit Party is in material compliance with HIPAA.

(h) Corporate Integrity Agreement. None of the Credit Parties or their Subsidiaries or their other Affiliates, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with any laws, rules, regulations, manuals, orders, ordinances, statutes, guidelines and requirements issued under or in connection with the Federal Health Care Program.
(i) Reimbursement Coding. To the extent any Credit Parties or its Subsidiaries provides to its customers or any other Persons reimbursement coding or billing advice, such advice is complete and accurate, conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM), and other applicable coding systems, and the advice can be relied upon to create accurate claims for reimbursement by federal, state and commercial payors.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1 Conditions to Closing Date.
This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:
(a) Execution of Credit Agreement; Credit Documents and Lender Consents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) counterparts of the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.
(b) Authority Documents. The Administrative Agent shall have received the following:
(i) Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iv) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.
(v) Incumbency. An incumbency certificate of each Authorized Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.
(c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents).
(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii) searches of ownership of Intellectual Property registered in the United States of America or in Canada in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iv) stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and undated stock or transfer powers duly executed in blank;
(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;
(vi) to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;
(vii) Deposit Account Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.14; and
(viii) Securities Account Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.14.
(e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Credit Parties will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.
(f) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Authorized Officer approved by the Administrative Agent of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(f) hereto.

(g) Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.
(h) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.
(i) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
(j) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
(k) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.
(l) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
(m) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.
(n) No Material Adverse Change. Since December 31, 2009, there shall have been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Credit Parties or any of their respective Subsidiaries.

(o) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(o) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the quarter ending at least twenty (20) days preceding the Closing Date and (iii) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.
(p) Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Borrower as true and complete, of all Material Contracts, together with all exhibits and schedules.
(q) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Engagement Letter and Section 2.5.
(r) Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement or a Lender Consent shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.2 Conditions to All Extensions of Credit.
The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.
(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect and (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount.
(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.
(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations.
Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (e), as applicable, have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS
Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:
Section 5.1 Financial Statements.
Furnish to the Administrative Agent (for distribution to each of the Lenders):
(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower (including the fiscal year ended December 31, 2010) and (ii) ninety (90) days after the end of each fiscal year of the Borrower (including the fiscal year ended December 31, 2010), a copy of the Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year (including the fiscal year ended December 31, 2010) and the related Consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;
(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower (including the fiscal quarter ended March 31, 2011) and (ii) forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower (including the fiscal quarter ended March 31, 2011), a copy of the Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such period and related Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; and
(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within sixty (60) days after the end of each fiscal year (including the fiscal year ending December 31, 2010), a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, approved by the Board of Directors of the Borrower and in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual, quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b).
Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.
Section 5.2 Certificates; Other Information.
Furnish to the Administrative Agent (for distribution to each of the Lenders):
(a) Reserved.
(b) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer substantially in the form of Exhibit 5.2(b) stating that (i) such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (ii) each of the Credit Parties during such period observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, (iii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period. Additionally, each such certificate shall contain detailed information relating to the usage of the baskets set forth in Article VI of this Agreement for the fiscal quarter then ended.

(c) Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.3 and Schedule 3.12 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.16(a) if the Credit Parties have registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.16(b) if the Credit Parties have obtained any Documents (as defined in the UCC), Instruments (as defined in the UCC) or Tangible Chattel Paper (as defined in the UCC) since the Closing Date or since such Schedule was last updated, as applicable, (iv) an updated copy of Schedule 3.16(c) if the Credit Parties maintain any Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) or uncertificated Investment Property (as defined in the UCC) to the extent not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (v) an updated copy of Schedule 3.16(d) if the Credit Parties have any Commercial Tort Claims not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (vi) an updated copy of Schedule 3.16(e) to the extent required to be updated to make the representation in Section 3.16(e) true and correct, (vii) an updated copy of Schedule 3.16(f) to the extent any Credit Party has a (1) headquarter location, (2) location where any significant administrative or governmental functions are performed, (3) location where any Credit Party maintains books or records and (4) location where any personal property Collateral is located at any premises owned or leased by a Credit Party with a Collateral value in excess of $1,000,000 (and an indication whether such location is leased or owned), to the extent not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (viii) an updated copy of Schedule 3.23 if any new Material Contract has been entered into since the Closing Date or since such Schedule was last updated, as applicable, together with a copy of each new Material Contract and (ix) an updated copy of Schedule 3.24 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated.
(d) Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which any Credit Party sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.
(e) Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other report, or “management letter” or similar report submitted by independent accountants to any Credit Party or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.
(f) Changes in Corporate Structure. Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent.
(g) Milestone Payments. To the extent payments made pursuant to Section 6.5(i) of this Agreement during any fiscal quarter exceed an aggregate amount equal to $2,500,000, promptly following the end of such fiscal quarter, a description (in detail reasonably acceptable to the Administrative Agent) of all such payments made during such fiscal quarter.

(h) General Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.
Section 5.3 Payment of Taxes and Other Obligations.
Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its taxes (Federal, state, local and any other taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
Section 5.4 Conduct of Business and Maintenance of Existence.
Except as expressly permitted under Section 6.4, continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Material Contracts and Requirements of Law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5 Maintenance of Property; Insurance.
(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
(b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any such material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, if required by the Administrative Agent or the Required Lenders, such Credit Party (whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose), at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.
Section 5.6 Maintenance of Books and Records.
Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.
Section 5.7 Notices.
Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):
(a) promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;
(b) promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,000,000;
(c) promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) by any Governmental Authority relating to any Credit Party or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (v) which alleges potential violations of the Health Care Laws or the FDA Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case, in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof, of the any material development in, any such litigation, investigation or proceeding;

(d) of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;
(e) of any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;
(f) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
(g) as soon as possible and in any event within ten (10) days prior to creating a Domestic Subsidiary, notice of the creation of such Domestic Subsidiary;
(h) promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(i) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect; and
(j) promptly, and in no event later than three (3) Business Days after a Responsible Officer becoming aware of notice of any material inquiry, civil or criminal investigation or audit or any Governmental Authority.
Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8 Environmental Laws.
(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and
(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.
Section 5.9 Financial Covenants.
Comply with the following financial covenants:
(a) Total Net Leverage Ratio. The Total Net Leverage Ratio, calculated as of the last day of each fiscal quarter shall be less than or equal to 3.75 to 1.0.
(b) Senior Secured Leverage Ratio. The Senior Secured Leverage Ratio, calculated as of the last day of each fiscal quarter shall be less than or equal to 2.50 to 1.00.
(c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 2.00 to 1.00.

Section 5.10 Additional Guarantors.
The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Equity Interests of such new Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such new Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) — (e), (i) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.
Section 5.11 Compliance with Law.
Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.12 Pledged Assets.
(a) Equity Interests. Each Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) (other than Prohealth Biotech, Inc.) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.
(b) Personal Property. Subject to the terms of subsection (c) below, each Credit Party will cause all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.
(c) Leases and other Agreements. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

Section 5.13 Landlord Waivers.
In the case of (a) each headquarter location of the Credit Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Credit Parties maintain any books or records (electronic or otherwise) and (b) any personal property Collateral located at any other premises leased by a Credit Party containing personal property Collateral with a value in excess of $10,000,000, the Credit Parties will use best efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (i) requested by the Administrative Agent and (ii) the Credit Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit 5.15(d) is satisfactory to the Administrative Agent).
Section 5.14 Health Care.
(a) Each Credit Party will obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Permits which are necessary or useful in the proper conduct of its business.
(b) Each Credit Party shall: (i) provide services in material compliance with all Requirements of Law and (ii) assure that each of its employees and each employee of each Property has all required licenses, credentials, approvals and other certifications to perform his or her duties.
Section 5.15 Further Assurances and Post-Closing Covenants.
(a) Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.
(b) Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c) Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided, however, that absent the existence of an Event of Default, (a) inspections may only be made by the Administrative Agent; provided, that any Lender may accompany the Administrative Agent during any such inspection and (b) the Administrative Agent shall not conduct more than three (3) inspections in any calendar year; provided, however, that so long as Wells Fargo is the sole Lender hereunder, such inspections shall be limited to once per calendar year. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.
(d) Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.
(e) Post-Closing Covenant.
(i) Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Credit Parties shall use best efforts to execute and deliver any estoppel letters, consents or waivers from the landlords of any real property leased by a Credit Party and set forth on Schedule 3.16(f) (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in substantially the form of Exhibit 5.15(d) is satisfactory to the Administrative Agent).
(ii) Within one hundred eighty (180) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received evidence that Impax Laboratories (Cayman), Ltd. has been dissolved.
(iii) Within sixty (60) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received Deposit Account Control Agreements and Securities Account Control Agreements to the extent required to be delivered pursuant to Section 6.14.

ARTICLE VI
NEGATIVE COVENANTS
Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:
Section 6.1 Indebtedness.
No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;
(b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referred to in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b) hereto) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and the terms of any such renewal, refinancing or extension are not less favorable to the obligor thereunder;
(c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; (iii) such Indebtedness shall not contain financial covenants, negative covenants or similar restrictions that are more restrictive than those set forth herein and (iv) the total amount of all such Indebtedness shall not exceed $40,000,000 during the term of this Agreement.
(d) Unsecured intercompany Indebtedness among the Credit Parties;
(e) Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(f) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder in an aggregate principal amount not to exceed $1,000,000 for all such Persons; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;
(h) Indebtedness incurred pursuant to senior unsecured convertible notes in an aggregate amount not to exceed $250,000,000; provided, that (i) such Indebtedness shall be unsecured, (ii) the representations, covenants and events of default in respect of such Indebtedness (other than interest rate and fees) are no more restrictive on the applicable obligor than the representations, covenants and Events of Default hereof, (iii) the maturity date of such Indebtedness shall be no earlier than six months following the Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date and (iv) the Credit Parties have delivered a certificate (including reasonably detailed supporting calculations related to the matters set forth in such certificate) of an Authorized Officer to the Administrative Agent to the effect that, after giving effect to such Indebtedness on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Net Leverage Ratio shall be .25 less than the then applicable level set forth in Section 5.9;
(i) Indebtedness secured solely by real property assets in an aggregate amount during the term of this Agreement not to exceed $40,000,000; provided, that such Indebtedness shall not contain financial covenants, negative covenants or similar restrictions that are more restrictive than those set forth herein; and
(j) endorsement of checks for collection in the ordinary course of business;
(k) debt payable to suppliers and other trade creditors in the ordinary course of business; and
(l) other unsecured Indebtedness of Credit Parties in an aggregate amount not to exceed $2,500,000; provided that (i) the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 5.9 and (ii) there shall exist no Default or Event of Default before or after giving effect to such Indebtedness.
Section 6.2 Liens.
The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a) Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b) Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;
(c) Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;
(d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;
(e) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $100,000;
(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $100,000;
(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i) Liens existing on the Closing Date and set forth on Schedule 1.1(b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced;
(j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
(l) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(m) restrictions on transfers of securities imposed by applicable Securities Laws;
(n) Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
(o) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder securing Indebtedness permitted pursuant to Section 6.1(f); provided, however, that any such Lien may not extend to any other property of any Credit Party or any other Subsidiary that is not a Subsidiary of such Person;;
(p) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;
(q) Liens in favor of the Administrative Agent and/or Issuing Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;
(r) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;
(s) Liens on real property assets securing Indebtedness permitted under Section 6.1(i); and
(t) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $100,000 in the aggregate.

Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.
Section 6.3 Nature of Business.
No Credit Party will, nor will it permit any Subsidiary to, alter the fundamental character of its business from that conducted as of the Closing Date.
Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
The Credit Parties will not, nor will they permit any Subsidiary to,
(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:
(i) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
(ii) the sale, transfer or other disposition of property or assets to an unrelated party not in the ordinary course of business where and to the extent that they are the result of a Recovery Event;
(iii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
(iv) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party or dissolution of any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party;
(v) the termination of any Bank Product; and
(vi) the sale, lease or transfer of property or assets not to exceed $1,000,000 in the aggregate in any fiscal year;
provided that after giving effect to any Disposition pursuant to clause (vi) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, recalculated for the most recently ended fiscal quarter for which information is available, (C) with respect to clauses (iv), (v) and (vi) above, no Default or Event of Default shall exist or shall result therefrom and (D) any Disposition pursuant to clauses (i), (iii) and (vi) shall be for fair market value; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of any Lender, to release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) Permitted Acquisitions and (B) except as otherwise limited or prohibited herein, purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (B) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.
Section 6.5 Advances, Investments and Loans.
The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment or contract to make any Investment except for the following (the “Permitted Investments”):
(a) cash and Cash Equivalents;
(b) Investments existing as of the Closing Date as set forth on Schedule 1.1(a);
(c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(d) Investments in and loans to any Credit Party;
(e) loans and advances to officers, directors and employees in an aggregate amount not to exceed $500,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);
(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Permitted Acquisitions;
(h) Bank Products to the extent permitted hereunder;
(i) milestone payments, in-license payments, payments in furtherance of drug co-development or co-marketing, payments for shared development costs, reimbursements for product development expenses, or other payments or Investments paid to a Person in the pharmaceutical industry with a view toward developing the Borrower’s business in the ordinary course of business and in a manner consistent with standard business practices; and
(j) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of $2,500,000 at any one time outstanding.
Section 6.6 Transactions with Affiliates.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely between or among Credit Parties, (b) transactions approved by the Borrower’s board of directors so long as at least 75% of such board of directors consists of independent parties and (c) any Restricted Payment permitted by Section 6.10.
Section 6.7 Ownership of Subsidiaries; Restrictions.
The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Credit Parties as required by the terms hereof and a Foreign Subsidiary creating or forming a Foreign Subsidiary. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interests, except in a transaction permitted by Section 6.4.
Section 6.8 Corporate Changes; Material Contracts.
No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) have more than one state of incorporation, organization or formation or (d) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
Section 6.10 Restricted Payments.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries), (c) to purchase shares of common stock of the Borrower for the purpose of holdings shares for future stock option grants, provided that the total amount of such purchases shall not exceed Five Million Dollars ($5,000,000) per fiscal year, (d) to make payments with respect to earnout obligations or payment obligations under any non-compete or similar agreements, in each case executed or incurred in connection with any Permitted Acquisition; provided, that (i) no Default or Event of Default has occurred or is continuing or would result therefrom and (ii) the Credit Parties have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Restricted Payment on a Pro Form Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (e) to pay management, advisory or consulting fees to any Person in the ordinary course of business; provided, that no Default or Event of Default has occurred or is continuing or would result therefrom and (f) to make profit sharing and royalty payments to the extent required pursuant to the contractual obligations of the Credit Parties.

Section 6.11 Amendment of Subordinated Debt or Senior Convertible Notes .
The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt or any Indebtedness incurred pursuant to Section 6.1(i) in a manner that is adverse to the interests of the Lenders.
Section 6.12 Sale Leasebacks.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.
Section 6.13 No Further Negative Pledges.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
Section 6.14 Account Control Agreements; Additional Bank Accounts.
Set forth on Schedule 3.16(c) is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person. Each of the Credit Parties will not open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 3.16(c) and designated as unrestricted accounts; provided that the balance on any such account does not exceed $1,000,000 and the aggregate balance in all such accounts does not exceed $1,000,000 and such accounts are held at Wells Fargo, (b) deposit accounts that are subject to a Deposit Account Control Agreement and are held at Wells Fargo, (c) securities accounts that are subject to a Securities Account Control Agreement and are held at Wells Fargo, (d) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held at Wells Fargo and (e) other deposit accounts, so long as at any time the balance in any such account does not exceed $1,000,000 and the aggregate balance in all such accounts does not exceed $1,000,000 and such accounts are held at Wells Fargo.

ARTICLE VII
EVENTS OF DEFAULT
Section 7.1 Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a) Payment. (i) The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iv) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or
(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification, incorrect, false or misleading on or as of the date made or deemed made or (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Default.
(i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9, 5.11, 5.13, 5.15(d) or Article VI hereof; or
(ii) Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days after the earlier of any senior officer’s receipt of notice of such breach from the Administrative Agent or the date on which such failure first becomes known to any senior officer; or
(d) Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $2,000,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $2,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Hedging Agreement that is a Bank Product; or
(e) Other Cross-Defaults. The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any Material Contract or (ii) the performance or observance, of any obligation or condition of any Material Contract and, in the case of this clause (ii) only, such failure to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; or

(f) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or
(g) Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ten (10) Business Days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or
(h) ERISA Default. The occurrence of any of the following: (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; or

(i) Change of Control. There shall occur a Change of Control; or
(j) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or
(k) Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or
(l) Subordinated Debt. Any default (which is not cured within the applicable period of grace or waived) or event of default (which is not waived) shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or
(m) Classification as Senior Debt. The Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument.
(n) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $2,000,000.
(o) Health Care Permits. There shall occur any revocation, suspension, termination, recession, non-renewal or forfeiture or any similar final administrative action with respect to one or more Permits, or accreditations in each case of any Credit Party which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 9.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.1.

Section 7.2 Acceleration; Remedies.
Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.1 Appointment and Authority.
Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2 Nature of Duties.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.3 Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.4 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5 Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.7 Indemnification.
The Lenders agree to indemnify the Administrative Agent and the Issuing Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.
Section 8.8 Administrative Agent in Its Individual Capacity.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Successor Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the approval of the Borrower, such approval not to be unreasonably withheld or delayed) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Wells Fargo Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.10 Collateral and Guaranty Matters.
(a) The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent:
(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien securing purchase money Indebtedness and Capital Lease Obligations as permitted by Section 6.2(c); and
(iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.
(b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.
Section 8.11 Bank Products.
No Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendments, Waivers, Consents and Release of Collateral.
Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:
(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of Default Interest which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b), shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note and (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment; or
(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) release the Borrower or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof; provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or
(iv) release all or substantially all of the value of the Collateral without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or
(v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or
(vi) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or
(vii) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or
(viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or
(ix) without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or
(x) amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(b) or 9.7(b) without the written consent of each Lender directly affected thereby; or

(xi) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or
(xii) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or
(xiii) amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;
provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent and/or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action.
Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).
Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Section 9.2 Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopier as follows:
(i)	If to the Borrower or any other Credit Party:

Impax Laboratories, Inc. 121 New Britain Boulevard Chalfont, PA 18914 Fax: (215) 933-0359 Email: Art.koch@impaxlabs.com

(ii)	If to the Administrative Agent:

Wells Fargo Bank, National Association 400 Hamilton Ave, Suite 210 Palo Alto, CA 94301 Attention: Sam Thompson Telephone: 650-855-7572 Fax: 650-855-6638 Email: sam.thompson@wellsfargo.com
(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.
(i) Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.4 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.
Section 9.5 Payment of Expenses and Taxes; Indemnity.
(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that with respect to clause (iii) above, the Credit Parties shall be responsible for the fees, charges and disbursements of one general outside counsel to represent the Administrative Agent and the Lenders, unless a conflict of interest prohibits one general outside counsel from representing all such persons, in which case the Administrative Agent and the Lenders shall have the right to engage additional outside counsel to avoid such conflict of interest and the Borrower shall indemnify such persons for the reasonable attorneys’ fees and expense of such outside counsel in connection with the enforcement or protection of rights under this Credit Agreement.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.
(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.
(e) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.
(f) Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.
Section 9.6 Successors and Assigns; Participations.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any portion of the Revolving Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) an Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds) and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in San Francisco, California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.7(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring the approval of 100% of the Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Section 2.14(e) and Section 2.19(c) as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Right of Set-off; Sharing of Payments.
(a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) any amounts received by the Issuing Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
Section 9.8 Table of Contents and Section Headings.
The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
Section 9.9 Counterparts; Effectiveness; Electronic Execution.
(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when (i) it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, on behalf of itself and the Lenders pursuant to each Lender’s Lender Consent and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise) and (ii) the Administrative Agent shall have received Lender Consents from each Lender in accordance with Section 9.21, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.10 Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration.
This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.
Section 9.12 Governing Law.
This Agreement and the other Loan Documents any claims, controversy or dispute arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.13 Consent to Jurisdiction; Service of Process and Venue.
(a) Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
(c) Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14 Confidentiality.
Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments.
The Borrower and the other Credit Parties each hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and
(c) no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.
Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.17 Patriot Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18 Resolution of Drafting Ambiguities.
Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
Section 9.19 Subordination of Intercompany Debt.
Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations. Notwithstanding any provision of this Credit Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Credit Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.
Section 9.20 Continuing Agreement.
This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.
Section 9.21 Lender Consent.
Each Person signing a Lender Consent (a) approves the Credit Agreement, (b) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII, (c) authorizes the Administrative Agent to execute and deliver this Agreement on its behalf, (d) is a Lender hereunder and therefore shall have all the rights and obligations of a Lender under this Agreement as if such Person had directly executed and delivered a signature page to this Agreement and (e) has consented to, approved or accepted or is satisfied with, each document or other matter required under Section 4.1 to be consented to or approved by or be acceptable or satisfactory to a Lender.

Section 9.22 Press Releases and Related Matters.
The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Administrative Agent shall obtain the approval of the Credit Parties prior to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.
Section 9.23 Appointment of Borrower.
Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.
Section 9.24 No Advisory or Fiduciary Responsibility.
In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) the Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and the Administrative Agent does not have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25 Responsible Officers and Authorized Officers.
The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.29 and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).
ARTICLE X
GUARANTY
Section 10.1 The Guaranty.
In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
Section 10.2 Bankruptcy.
Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
Section 10.3 Nature of Liability.
The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.
The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
Section 10.5 Authorization.
Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.
Section 10.6 Reliance.
It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.
(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnification obligations) shall have been paid in full and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.
The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.
Section 10.9 Confirmation of Payment.
The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
[Signature Pages Follow]

CREDIT AGREEMENT
IMPAX LABORATORIES, INC.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	IMPAX LABORATORIES, INC., a Delaware corporation

	By: Name:	/s/ Arthur A. Koch, Jr. Arthur A. Koch, Jr.
	Title:	CFO

CREDIT AGREEMENT
IMPAX LABORATORIES, INC.

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Lenders

	By: Name:	/s/ Samuel Thompson Samuel Thompson
	Title:	Vice President/Relationship Manager

IMPAX LABORATORIES, INC.
Schedules
To
Credit Agreement

Schedule No. — Title	Page#

Schedule 1.1(a) — Investments	2
Schedule 1.1(b) — Liens	3
Schedule 3.12 — Subsidiaries	11
Schedule 3.16(a) — Intellectual Property	12
Schedule 3.16(b) — Documents, Instruments and Tangible Chattel Paper	17
Schedule 3.16(c) — Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property	18
Schedule 3.16(d) — Commercial Tort Claims	20
Schedule 3.16(e) — Pledged Equity Interests	21
Schedule 3.16(f) — Collateral Locations	22
Schedule 3.23 — Material Contracts	26
Schedule 3.24 — Insurance	29
Schedule 3.29 — Authorized Officers	30
Schedule 3.3 — Patriot Act Information	4
Schedule 3.6 — Litigation	6
Schedule 6.1(b) — Indebtedness	31

Schedule 1.1(a)                    Investments

1.	Investments reflected in the balance sheet of Borrower filed with its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 and in footnote 4 related thereto.

2.	Investments representing Borrower’s share holdings in Prohealth Biotech, Inc. and Impax (Taiwan) Ltd.

2

Schedule 1.1(b)                     Liens
Not Applicable

3

Schedule 3.3                    Patriot Act Information

Legal Name of Credit Party:	Impax Laboratories, Inc.

(DE) (EIN: 65-0403311)

NASDAQ: “IPXL”

Previous Legal Names with the past 4 months:	None

State of Incorporation:	Delaware

Type of Organization:	Corporation (DE)

Jurisdictions Qualified to do Business:	California, Pennsylvania, Taiwan (ROC)

Address of Chief Executive Officer &	CA — 30831 Huntwood Avenue, Hayward, CA, 94544

Chief Financial Officer:	PA — 121 New Britain Boulevard, Chalfont, PA, 18914

Address of Principal Places of Business:	State of California (USA)

- 30831 Huntwood Avenue, Hayward, CA 94544 (B1)

- 31153 San Antonio St, Hayward CA 94544 (B2)

- 31047 Genstar Road, Hayward, CA 94544 (B10)

Commonwealth of Pennsylvania (USA)

- 3735 Castor Avenue, Philadelphia, PA 19124 (B4)

- 121 New Britain Boulevard, Chalfont, PA 18914 (B7)

Taiwan, R.O.C

Impax Laboratories (Taiwan), Inc.

Jhunan Science Park

No. 1, Ke Dong 3rd Road 350

Jhunan, Miao-Li County

Taiwan, R.O.C.

Business Phone Number:	Phone: 510-476-2000 — 215-933-0323

Organizational Identification Number:	2492482

Federal Tax Identification Number:	65-0403311

Ownership Information	Publicly Traded

NASDAQ — “IPXL” (CUSIP: 45256B-10-1)

4

Schedule 3.6                    Litigation
Patent Infringement Litigation
Aventis Pharmaceuticals Inc., et al. v. Impax Laboratories, Inc.
(Fexofenadine/Pseudoephedrine)
The Company is a defendant in an action brought in March 2002 by Aventis Pharmaceuticals Inc. and others in the U.S. District Court for the District of New Jersey alleging the Company’s proposed Fexofenadine and Pseudoephedrine Hydrochloride tablets, generic to Allegra-D®, infringe seven Aventis patents and seeking an injunction preventing the Company from marketing the products until expiration of the patents. The case has since been consolidated with similar actions brought by Aventis against five other manufacturers (including generics to both Allegra® and Allegra-D®). In March 2004, Aventis and AMR Technology, Inc. filed a complaint and first amended complaint against the Company and one of the other defendants alleging infringement of two additional patents, owned by AMR and licensed to Aventis, relating to a synthetic process for making the active pharmaceutical ingredient, Fexofenadine Hydrochloride and intermediates in the synthetic process. The Company believes it has defenses to the claims based on non-infringement and invalidity.
In June 2004, the court granted the Company’s motion for summary judgment of non-infringement with respect to two of the patents. The Company will have the opportunity to file additional summary judgment motions in the future and to assert both non-infringement and invalidity of the remaining patents (if necessary) at trial. No trial date has yet been set. In September 2005, Teva launched its Fexofenadine tablet products (generic to Allegra®), and Aventis and AMR moved for a preliminary injunction to bar Teva’s sales based on four of the patents in suit, which patents are common to the Allegra® and Allegra-D® litigations. The district court denied Aventis’s motion in January 2006, finding Aventis did not establish a likelihood of success on the merits, which decision was affirmed on appeal. Discovery is complete and summary judgment motions have been filed. Trial is scheduled to begin April 4, 2011.
Pfizer Inc., et aI. v. Impax Laboratories, Inc. (Tolterodine)
In March 2008, Pfizer Inc., Pharmacia & Upjohn Company LLC, and Pfizer Health AB (collectively, “Pfizer”) filed a complaint against the Company in the U.S. District Court for the Southern District of New York, alleging the Company’s filing of an ANDA relating to Tolterodine Tartrate Extended Release Capsules, 4 mg, generic to Detrol® LA, infringes three Pfizer patents. The Company filed an answer and counterclaims seeking declaratory judgment of non-infringement, invalidity, or unenforceability with respect to the patents in suit. In April 2008, the case was transferred to the U.S. District Court for the District of New Jersey. On September 3, 2008, an amended complaint was filed alleging infringement based on the Company’s ANDA amendment adding a 2mg strength. For one of the patents-in-suit, U.S.

5

Patent No. 5,382,600, expiring on September 25, 2012 with pediatric exclusivity, the Company agreed by stipulation to be bound by the decision in Pfizer Inc. et al. v. Teva Pharmaceuticals USA, Inc., Case No. 04-1418 (D. N.J.). After the Pfizer court conducted a bench trial, it found the ‘600 patent not invalid on January 20, 2010, and that decision is on appeal to the U.S. Court of Appeals for the Federal Circuit. Discovery is proceeding in the Company’s case, and no trial date has been set.
Eli Lilly and Company v. Impax Laboratories, Inc. (Duloxetine)
In November 2008, Eli Lilly and Company filed suit against the Company in the U.S. District Court for the Southern District of Indiana, alleging patent infringement for the filing of the Company’s ANDA relating to Duloxetine Hydrochloride Delayed Release Capsules, 20 mg, 30 mg, and 60 mg, generic to Cymbalta®. In February 2009, the parties agreed to be bound by the final judgment concerning infringement, validity and enforceability of the patent at issue in cases brought by Eli Lilly against other generic drug manufacturers that have filed ANDAs relating to this product and proceedings in this case were stayed.
Warner Chilcott, Ltd. et.al. v. Impax Laboratories, Inc. (Doxycycline Hyclate)
In December 2008, Warner Chilcott Limited and Mayne Pharma International Pty. Ltd. (together, “Warner Chilcott”) filed suit against the Company in the U.S. District Court for the District of New Jersey, alleging patent infringement for the filing of the Company’s ANDA relating to Doxycycline Hyclate Delayed Release Tablets, 75 mg and 100 mg, generic to Doryx®. The Company filed an answer and counterclaim. Thereafter, in March 2009, Warner Chilcott filed another lawsuit in the same jurisdiction, alleging patent infringement for the filing of the Company’s ANDA for the 150 mg strength. Discovery is proceeding, fact discovery closed on January 31, 2011 and no trial date has been set.
Genzyme Corp. v. Impax Laboratories, Inc. (Sevelamer Hydrochloride)
In March 2009, Genzyme Corporation filed suit against the Company in the U.S. District Court for the District of Maryland, alleging patent infringement for the filing of the Company’s ANDA relating to Sevelamer Hydrochloride Tablets, 400 mg and 800 mg, generic to Renagel®. The Company has filed an answer and counterclaim. Fact discovery closes on February 28, 2011, and trial is scheduled for September 27, 2012.
Genzyme Corp. v. Impax Laboratories, Inc. (Sevelamer Carbonate)
In April 2009, Genzyme Corporation filed suit against the Company in the U.S. District Court for the District of Maryland, alleging patent infringement for the filing of the Company’s ANDA relating to Sevelamer Carbonate Tablets, 800 mg, generic to Renvela®. The Company has filed an answer and counterclaim. Fact discovery closes on February 28, 2011, and trial is scheduled for September 27, 2012.

6

The Research Foundation of State University of New York et al. v. Impax Laboratories, Inc. (Doxycycline Monohydrate)
In September 2009, The Research Foundation of State University of New York; New York University; Galderma Laboratories Inc.; and Galderma Laboratories, L.P. (collectively, “Galderma”) filed suit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement for the filing of the Company’s ANDA relating to Doxycycline Monohydrate Delayed-Release Capsules, 40 mg, generic to Oracea®. The Company filed an answer and counterclaim. In October 2009, the parties agreed to be bound by the final judgment concerning infringement, validity and enforceability of the patent at issue in cases brought by Galderma against another generic drug manufacturer that has filed an ANDA relating to this product and proceedings in this case were stayed. In June 2010, Galderma moved for a preliminary injunction to bar sales by the other generic manufacturer based on two of the patents in suit, which motion was granted by the magistrate judge in a decision finding Galderma had shown a likelihood of success on the merits.
Elan Pharma International Ltd. and Fournier Laboratories Ireland Ltd. v. Impax Laboratories, Inc.; and Abbott Laboratories and Laboratoires Fournier S.A. v. Impax Laboratories, Inc. (Fenofibrate)
In October 2009, Elan Pharma International Ltd. with Fournier Laboratories Ireland Ltd. and Abbott Laboratories with Laboratories Fournier S.A. filed separate suits against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement for the filing of the Company’s ANDA relating to Fenofibrate Tablets, 48 mg and 145 mg, generic to Tricor®. The Company has filed an answer and counterclaim. In September 2010, the Court vacated the schedule and ordered a stay in the two matters related to the Company.
Daiichi Sankyo, Inc. et al. v. Impax Laboratories, Inc. (Colesevelam)
In January 2010, Daiichi Sankyo, Inc. and Genzyme Corporation (together, “Genzyme”) filed suit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement for the filing of the Company’s ANDA relating to Colesevelam Hydrochloride Tablets, 625 mg, generic to Welchol®. The Company has filed an answer and counterclaim. Fact discovery closes July 29, 2011 and no trial date has been scheduled.
Abbott Laboratories, et al. v. Impax Laboratories, Inc. (Choline Fenofibrate)
In March 2010, Abbott Laboratories and Fournier Laboratories Ireland Ltd. (together, “Abbott”) filed suit against the Company in the U.S District Court for the District of New Jersey alleging patent infringement for the filing of the Company’s ANDA related to Choline Fenofibrate Delayed Release Capsules, 45 mg and 135 mg, generic of Trilipix®. The Company has filed an answer. Fact discovery closes February 4, 2011 and no trial date has been scheduled.

7

Shionogi Pharma, Inc. and LifeCycle Pharma A/S v. Impax Laboratories, Inc. (Fenofibrate)
In April 2010, Shionogi Pharma, Inc. and LifeCycle Pharma A/S filed suit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement for the filing of the Company’s ANDA relating to Fenofibrate Tablets, 40 and 120 mg, generic to Fenoglide®. The Company has filed its answer.
Genzyme Corp. v. Impax Laboratories, Inc. (Sevelamer Carbonate Powder)
In July 2010, Genzyme Corporation filed suit against the Company in the U.S. District Court for the District of Maryland, alleging patent infringement for the filing of the Company’s ANDA relating to Sevelamer Carbonate Powder, 2.4 g and 0.8 g packets, generic to Renvela® powder. The Company has filed an answer and counterclaim. Fact discovery closes on February 28, 2011 and trial is scheduled for September 27, 2012.
Schering Corp., et al. v. Impax Laboratories, Inc. (Ezetimibe/Simvastatin)
In August 2010, Schering Corporation and MSP Singapore Company LLC (together, “Schering”) filed suit against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement for the filing of the Company’s ANDA relating to Ezetimibe/Simvastatin Tablets, 10 mg/80 mg, generic to Vytorin ®. The Company has filed an answer and counterclaim. In December 2010, the parties agreed to be bound by the final judgment concerning validity and enforceability of the patents at issue in cases brought by Schering against other generic drug manufacturers that have filed ANDAs relating to this product and proceedings in this case were stayed.
Abbott Laboratories, et al.. v. Impax Laboratories, Inc. (Niacin-Simvastatin)
In November 2010, Abbott Laboratories and Abbott Respiratory LLC filed suit against the Company in the U.S. District Court for the District of Delaware, alleging patent infringement for the filing of the Company’s ANDA relating to Niacin-Simvastatin, 1000/20 mg, generic to Simcor®.
Alza Corp., et al.. v. Impax Laboratories, Inc., et al. (Methylphenidate)
In November 2010, Alza Corp., Ortho-McNeil-Janssen Pharmaceuticals, Inc. (together, “Alza”) filed suit against the Company in the U.S. District Court for the District of Delaware, alleging patent infringement for the filing of the Company’s ANDA relating to Methylphenidate, 54 mg, generic to Concerta®. The Company has filed its answer.
Daiichi Sankyo, Inc. et al. v. Impax Laboratories, Inc. (Colesevelam Powder)
In November 2010, Daiichi Sankyo, Inc. and Genzyme Corporation (together, “Daiichi”) filed suit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement for the filing of the Company’s ANDA relating to Colesevelam Hydrochloride Powder, 1.875 gm/packet and 3.75 gm/packet, generic to Welchol® for Oral Suspension. The Company has filed an answer and counterclaim. Fact discovery closes July 29, 2011 and no trial date has been scheduled.

8

Shire LLC, et al. v. Impax Laboratories, Inc., et al. (Guanfacine)
In December 2010, Shire LLC, Supernus Pharmaceuticals, Inc., Amy F.T. Arnsten, Ph.D., Pasko Rakic, M.D., and Robert D. Hunt, M.D. (together, “Shire”) filed suit against the Company in the U.S. District Court for the Northern District of California alleging patent infringement for the filing of the Company’s ANDA relating to Guanfacine, 4 mg, generic to Intuniv®. In January, 2011 Shire amended its complaint to add the 1 mg, 2 mg, and 3 mg strengths. The Company has filed its answer and counterclaims.
Other Litigation Related to Our Business
Budeprion XL Litigation
In June 2009, the Company was named a co-defendant in class action lawsuits filed in California state court in an action titled Kelly v. Teva Pharmaceuticals Indus. Ltd, et al., No. BC414812 (Calif. Superior Crt. L.A. County). Subsequently, additional class action lawsuits were filed in Louisiana (Morgan v. Teva Pharmaceuticals Indus. Ltd, et al., No. 673880 (24th Dist Crt., Jefferson Parish, LA.)), North Carolina (Weber v. Teva Pharmaceuticals Indus., Ltd., et al., No. 07 CV5002556, (N.C. Superior Crt., Hanover County)), Pennsylvania (Rosenfeld v. Teva Pharmaceuticals USA, Inc.. et al., No. 2:09-CV-2811 (E.D. Pa.)), Florida (Henchenski and Vogel v. Teva Pharmaceuticals Industries Ltd., et al., No. 2:09-CV-470-FLM-29SPC (M.D. Fla.)), Texas (Anderson v. Teva Pharmaceuticals Indus., Ltd., et al., No. 3-09CV1200-M (N.D. Tex.)), Oklahoma (Brown et al. v. Teva Pharmaceuticals Inds., Ltd., et al., No. 09-cv-649-TCK-PJC (N.D. OK)), Ohio (Latvala et al. v. Teva Pharmaceuticals Inds., Ltd., et al., No. 2:09-cv-795 (S.D. OH)), Alabama (Jordan v. Teva Pharmaceuticals Indus. Ltd et al., No. CV09-709 (Ala. Cir. Crt. Baldwin County)), and Washington (Leighty v. Teva Pharmaceuticals Indus. Ltd et al., No. CV09-01640 (W. D. Wa.)). All of the complaints involve Budeprion XL, a generic version of Wellbutrin XL® that is manufactured by the Company and marketed by Teva, and allege that, contrary to representations of Teva, Budeprion XL is less effective in treating depression, and more likely to cause dangerous side effects, than Wellbutrin XL. The actions are brought on behalf of purchasers of Budeprion XL and assert claims such as unfair competition, unfair trade practices and negligent misrepresentation under state law. Each lawsuit seeks damages in an unspecified amount consisting of the cost of Budeprion XL paid by class members, as well as any applicable penalties imposed by state law, and disclaims damages for personal injury. The state court cases have been removed to federal court, and a petition for multidistrict litigation to consolidate the cases in federal court has been granted. These cases and any subsequently filed cases will be heard under the consolidated action entitled In re: Budeprion XL Marketing Sales Practices, and Products Liability Litigation, MDL No. 2107, in the United States District Court for the Eastern District of Pennsylvania. The Company filed a motion to dismiss and a motion to certify that order for interlocutory appeal, both of which were denied. Discovery is proceeding, and no trial date has been scheduled.

9

Impax Laboratories, Inc. v. Shire LLC and Shire Laboratories, Inc. (generic Adderall XR)
On November 1, 2010, the Company filed suit against Shire LLC and Shire Laboratories, Inc. (collectively “Shire”) in the Supreme Court of the State of New York, alleging breach of contract and other related claims due to Shire’s failure to fill the Company’s orders for the generic Adderall XR product as required by the parties’ Settlement Agreement and License and Distribution Agreement, signed in January 2006. In addition, the Company has filed a motion for a preliminary injunction and a temporary restraining order seeking to require Shire to fill product orders placed by the Company. The case was removed to the U.S. District Court for the Southern District of New York by Shire based on diversity jurisdiction. Discovery is proceeding, and no trial date has been scheduled.

10

Schedule 3.12                    Subsidiaries

	Jurisdiction of Incorporation
	or Organization	Ownership
Impax Laboratories (Taiwan) Inc.	Taiwan, Republic of China	100%

Prohealth Biotech, Inc.	Taiwan, Republic of China	57.5357%

Impax Laboratories (Cayman), Ltd. (Dormant Entity Being Dissolved)	Cayman Islands	100%
In the ordinary course of business Borrower enters into co-development, co-marketing and other strategic arrangements that could be characterized in some respects as joint ventures, but none of such arrangements involve shared equity ownership, the establishment of a separate joint venture vehicle or joint management functions.

11

Schedule 3.16(a)                    Intellectual Property
Trademarks

Trademark	Registration Number

IMPAX w/ design logo	Abandoned

GLOBAL	No. 2198827

Expired 4/20/2009

GLOBAL (w/ logo)	Application pending (filed 9/23/2008)

GLOBAL PHARMACEUTICALS (w/logo)	Abandoned (25 May 2010)

METHITEST	Not Registered

LIPRAM	Not Registered

VOLIBRI	Application pending (Appl. No. 78/589,603) ; Filed March 17, 2005
Patents

Patent Title	Patent Number

Sustained Release Drug Delivery System Suitable for Oral Administration	US 5,885,616

Stabilized Pharmaceutical Compositions Containing Bupropion Hydrochloride	US 6,333,332

Press Coated, Pulsatile Drug Delivery System Suitable For Oral Administration	US 6,372,254

Drug Delivery System For Enhanced Bioavailability Of Hydrophobic Active Ingredients	US 6,531,158

Multiplex Drug Delivery System Suitable For Oral Administration	US 6,602,521

12

Patent Title	Patent Number
Combination Immediate Release Controlled Release Levodopa/Carbidopa Dosage Forms	US 7,094,427

Press Coated Pulsatile Drug Delivery System Suitable for Oral Administration	US 6,730,321

Foreign Patents: Combination Immediate Release Controlled Release Levodopa/Carbidopa Dosage Forms	Australian Patent No. 2003247409

Controlled Release Dosage for GABA Receptor Antagonist	South African Application No. 2006-0819

Drug Delivery System For Enhanced Bioavailability of Hydrophobic Active Ingredients	Taiwan Patent No. I285116

Press Coated Pulsatile Drug Delivery System Suitable for Oral Administration	Taiwan Patent No. I245646

Pharmaceutical Composition Tablet Suitable for Oral Administration	Taiwan Patent No. I228997

Multiplex Drug Delivery System Suitable for Oral Administration	European Patent No. 1416920

Combination Immediate Release Controlled Release Levodopa/Carbidopa Dosage Forms	Canadian Patent No. 2,486,859

Combination Immediate Release Controlled Release Levodopa/Carbidopa Dosage Forms	Israeli Patent No. 164856
Patent Applications

Title	Application Number

Multiplex Drug Delivery System Suitable for	10/435,013 (U.S.)
Oral Administration

Pharmaceutical Dosage Forms and Methods for	12/649,943 (U.S.)
Manufacturing Same

Pharmaceutical Dosage Forms and Methods for	PCT/US/2009/069824 (WO)
Manufacturing Same

Control Release Muscarinic Receptor Antagonist Formulation	12/037,124 (U.S.)

Multiparticulate Selective Serotonin and	12/192,609 (U.S.)
Norepinephrine Reuptake Inhibitor Formulation

13

Title	Application Number

Combination Immediate Release Controlled	03756204.8 (EPO)
Release Levodopa and Carbidopa Dosage Forms

Combination Immediate Release Controlled	5107265.8 (Hong Kong)
Release Levodopa and Carbidopa Dosage Forms

Combination Immediate Release Controlled	2004-508790 (Japan)
Release Levodopa and Carbidopa Dosage Forms

Pharmaceutical Dosage Forms Having Immediate	11/239,249 (U.S.)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	06825042.2 (EPO)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	2006297477 (Australia)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	PI 0616703.9 (Brazil)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	2,625,481 (Canada)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	0682504.2 (EPO)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	08108404.5 (Hong Kong)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	W-00 2008 01017 (Indonesia)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	2008-533447 (Japan)
Release and/or Controlled Release Properties

Pharmaceutical Dosage Forms Having Immediate	MX/a/2008/004282 (Mexico)
Release and/or Controlled Release Properties

Controlled Release Formulations of Levodopa	12/599,668 (U.S.)
and Uses Thereof

Controlled Release Formulations of Levodopa	2008343787 (Australia)
and Uses Thereof

14

Title	Application Number

Controlled Release Formulations of Levodopa	2,711,014 (Canada)
and Uses Thereof

Controlled Release Formulations of Levodopa	200880122755.1 (China)
and Uses Thereof

Controlled Release Formulations of Levodopa	08866933.8 (EPO)
and Uses Thereof

Controlled Release Formulations of Levodopa	206756 (Israel)
and Uses Thereof

Controlled Release Formulations of Levodopa	1350/MUMNP/2010 (India)
and Uses Thereof

Controlled Release Formulations of Levodopa	100114775 (Japan)
and Uses Thereof

Controlled Release Formulations of Levodopa	10-2010-7016189 (Korea)
and Uses Thereof

Controlled Release Formulations of Levodopa	MX/a/2010/007207(Mexico)
and Uses Thereof

Controlled Release Formulations of Levodopa	586870 (New Zealand)
and Uses Thereof

Controlled Release Formulations of Levodopa	201004620-9 (Singapore)
and Uses Thereof

Controlled Release Formulations of Levodopa	2010/05309 (South Africa)
and Uses Thereof

XXXXXX	XXXXXX

XXXXXX	XXXXXX

XXXXXX	XXXXXX

15

Schedule 3.16(b)                    Documents, Instruments and Tangible Chattel Paper
None other than those relating to short term investments for which Wells Fargo Bank serves as custodian. See Schedule 3.16(c).

16

Schedule 3.16(c) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property
1.	The interests in Impax Laboratories (Taiwan), Inc. are uncertificated.

2.	Accounts
A. Deposit Accounts

Name and Address of Bank	Account No.	Purpose
Cathay Bank 1759 N. Milpitas Blvd. Milipitas, CA 95035	XXXXXX	Checking (Dormant and being phased out)

Cathay Bank 1759 N. Milpitas Blvd. Milipitas, CA 95035	XXXXXX	(Dormant and being phased out)

Cathay Bank 1759 N. Milpitas Blvd. Milipitas, CA 95035	XXXXXX	Sweep (being terminated in 2011 and all functions were switched to WFB at 1-1-11)

Cathay Bank 1759 N. Milpitas Blvd. Milipitas, CA 95035	XXXXXX	Flexible Spending (being terminated in 2011 and all functions were switched to WFB at 1-1-11)

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Disbursement Account

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	(Dormant)

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Flexible Spending

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Concentration

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Payroll

Wells Fargo/Wachovia, N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Prime Cash MM

17

B. Part 2 — Investment and Other Accounts

Name and Address of Broker or Other
Institution	Account No.	Purpose	Types of Investments

Wells Fargo/Wachovia N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Investment	Cash and cash equivalents

Cathay Bank 1759 N. Milpitas Blvd. Milpitas, CA 95035	XXXXXX	Collateral for L/C f/b/o Landlord	Certificate of Deposit

Wells Fargo/Wachovia N.A. 1339 Chestnut Street Philadelphia, PA 19107	XXXXXX	Investment securities custodial account	Cash, cash equivalents and short-term investments

18

Schedule 3.16(d)                    Commercial Tort Claims
One of the claims Borrower has made in the Shire litigation described in Schedule 3.6 may involve a commercial tort claim.

19

Schedule 3.16(e)                    Pledged Equity Interests
The Borrower will pledge its interest in Impax Laboratories (Taiwan), Inc. as set forth in Schedule 3.12.

20

Schedule 3.16(f)                    Collateral Locations
All Owned Real Property:

Chief
	Executive	Significant
	Office	Administrative or
	(indicate	Governmental	Books and Records
	with * in	Functions (indicate	are Located
	this	with * in this	(indicate with * in	Address
Credit Party	column)	column)	this column)	(including county)
Impax Laboratories, Inc.		USPS Mailing		30831 Huntwood
		Address of Corporate		Avenue, Hayward, CA 94544
Headquarters

		(as identified in		(Alameda County) (B1)
		SEC Filings)		(Owned)

Impax Laboratories, Inc.		Hayward CA (USA)		31153 San Antonio Street,

		Manufacturing Facility		Hayward, CA
94544 (B2) (Owned)

Impax Laboratories, Inc.		Future Expansion		31145 San Antonio Street,
		Hayward CA		Hayward CA 94544 (B2b /B12) (Owned)

Manufacturing Facility

Impax Laboratories, Inc.		Philadelphia PA Packaging Facility		3735 Castor Avenue Philadelphia, PA 19124 (B4) (Owned)

Impax Laboratories, Inc.				1480 /1490 Crocker
Avenue, Hayward, CA
94544 (B8) (Owned)

21

All Leased Real Property:

Significant
Administr
ative or
Governme
	Chief	ntal
	Executive	Functions	Books and		Please include
	Office	(indicate	Records are		the name and
	(indicate	with * in	Located		address of
	with * in	this	(indicate with *	Address	Landlord (if
Credit Party	this column)	column)	in this column)	(including county)	available)
Impax Laboratories, Inc.	* CEO & CFO Offices (PA)	Chalfont PA Distribution Center	Finance, Sales & Marketing, Customer Service Organizations Principal Offices	121 New Britain Boulevard, Chalfont, PA 18914 (B7) (Leased)	Nappen & Associates 119 Keystone Drive, Montgomeryville, PA 18936

Impax Laboratories, Inc.				30941-30945 San Clemente St., Hayward, CA 94544 (B5) (Leased)	Buckhead Industrial Properties, Inc. c/o TA Associates Realty 28 State Street, 10th Floor Boston, MA 02109

Impax Laboratories, Inc.				1502 Crocker Avenue, Hayward, CA 94544 (B3) (Leased)	RREEF Management Co. 26120 Eden Landing Road Suite 2 Hayward, CA 94545

Impax Laboratories, Inc. *	CEO & CFO Offices (CA)	*	*	31047 /31035 Genstar Road, Hayward, CA 94544 (B10) (Leased)	United Genstar 3583 Investment Blvd. Hayward, CA 94544

Impax Laboratories, Inc.				31164 Huntwood Ave, Hayward, CA 94544 (B11) (Leased)	WIP

22

Approx
Value
		Significant			(the value
		Admin or			of any
		Governme			collateral
	Chief	ntal	Books and		on such	Please
	Executive	Functions	Records are		property	include the
	Office	(indicate	Located		and the	name and
	(indicate	with * in	(indicate with		annual	address of
	with * in	this	* in this	Address	rental	Landlord (if
Credit Party	this column)	column)	column)	(including county)	value)	available)
Impax Laboratories, Inc.				41316 Christy Street Freemont, CA 94538 (B9) (Leased)		SDC Fremont Business Center, Inc. (DE) 26120 Eden Landing Road, Suite 2 Hayward, CA 94545

Impax Laboratories (Taiwan), Inc. (TW) (Wholly-Owned Subsidiary of Impax Laboratories, Inc. (DE))		Jhunan Manufacturing Facility	* (Impax-TW) (Wholly-Owned Subsidiary)	Impax Laboratories (Taiwan), Inc. Jhunan Science Park No. 1, Ke Dong 3rd Road 350 Jhunan, Miao-Li County Taiwan, R.O.C. (Owned)

23

Schedule 3.23                    Material Contracts
Supply Agreement, dated as of December 15, 2010, between the Borrower and Glaxo Group Limited.

License, Development and Commercialization Agreement, dated as of December 15, 2010, between the Borrower and Glaxo Group Limited.
Employment Agreement dated as of January 1, 2010 between the Borrower and Larry Hsu, Ph.D.
Employment Agreement dated as of January 1, 2010 between the Borrower and Arthur A. Koch, Jr.
Employment Agreement dated as of January 1, 2010 between the Borrower and Christopher Mengler, R.Ph.

Separation Agreement and General Release dated October 19, 2010 between the Borrower and Christopher Mengler, R.Ph.
Employment Agreement dated as of January 1, 2010 between the Borrower and Michael J. Nestor.
Employment Agreement dated as of January 1, 2010 between the Borrower and Charles V. Hildenbrand.
Separation Agreement and General Release, dated July 30, 2008, between the Borrower and David S. Doll.
Consulting Agreement, effective as of September 4, 2008, between the Borrower and David S. Doll.
Offer of Employment Letter, effective as of March 31, 2008, between the Borrower and Michael Nestor.
Employment Agreement, dated as of January 1, 2010, between the Borrower and Michael J. Nestor.
2008 Cash Incentive Awards for Executive Officers.
Strategic Alliance Agreement, dated June 27, 2001, between the Borrower and Teva Pharmaceuticals Curacao N.V.
Letter Amendment, dated October 8, 2003, to Strategic Alliance Agreement, dated June 27, 2001, between the Borrower and Teva Pharmaceuticals Curacao N.V.
Letter Agreement, dated March 24, 2005, between the Borrower and Teva Pharmaceuticals Curacao
Letter Amendment, dated March 24, 2005 and effective January 1, 2005, to Strategic Alliance Agreement, dated June 27, 2001, between the Borrower and Teva Pharmaceuticals Curacao N.V.

24

Amendment, dated January 24, 2006, to Strategic Alliance Agreement, dated June 27, 2001, between the Borrower and Teva Pharmaceuticals Curacao N.V.
Amendment, dated February 9, 2007, to Strategic Alliance Agreement, dated June 27, 2001, between the Borrower and Teva Pharmaceuticals Curacao N.V.
Development, License and Supply Agreement, dated as of June 18, 2002, between the Borrower and Wyeth, acting through its Wyeth Consumer Healthcare Division.
Amendment, dated as of July 9, 2004, to Development, License and Supply Agreement, dated as of June 18, 2002, between the Borrower and Wyeth, acting through its Wyeth Consumer Healthcare Division.
Amendment, dated as of February 14, 2005, to Development, License and Supply Agreement, dated as of June 18, 2002, between the Borrower and Wyeth, acting through its Wyeth Consumer Healthcare Division.
Licensing, Contract Manufacturing and Supply Agreement, dated as of June 18, 2002, between the Borrower and Schering-Plough Corporation.
Amendment No. 3, effective as of July 23, 2004, to Licensing, Contract Manufacturing and Supply Agreement, dated as of June 18, 2002, between the Borrower and Schering-Plough Corporation.
Amendment No. 4, effective as of December 15, 2006, to Licensing, Contract Manufacturing and Supply Agreement, dated as of June 18, 2002, between the Borrower and Schering-Plough Corporation.
Supply and Distribution Agreement, dated as of November 3, 2005, between the Borrower and DAVA Pharmaceuticals, Inc.
Amendment No. 2, dated February 6, 2007, to Supply and Distribution Agreement, dated November 3, 2005, between the Borrower and DAVA Pharmaceuticals, Inc.
Patent License Agreement, dated as of March 30, 2007, by and among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Borrower.
Supplemental License Agreement, dated as of March 30, 2007, by and among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Borrower.
Sublicense Agreement, effective as of March 30, 2007, between the Borrower and DAVA Pharmaceuticals, Inc.
Promotional Services Agreement, dated as of January 19, 2006, between the Borrower and Shire US Inc.

25

License and Distribution Agreement, dated as of January 19, 2006, between the Borrower and Shire LLC.
Co-promotion Agreement, dated as of July 16, 2008, between the Borrower and Wyeth, acting through its Wyeth Pharmaceuticals Division.
Joint Development Agreement, dated as of November 26, 2008, between the Borrower and Medicis Pharmaceutical Corporation.
Construction Work Agreement, dated as of February 18, 2008, by and between Impax Laboratories (Taiwan), Inc., a wholly-owned subsidiary of the Borrower, and E&C Engineering Corporation (English translation from the Taiwanese language).
Construction Agreement, dated as of March 11, 2008, by and between Impax Laboratories (Taiwan), Inc., a wholly-owned subsidiary of the Borrower, and Fu Tsu Construction (English translation from the Taiwanese language).
Impax Laboratories Inc. 1995 Stock Incentive Plan.
Amendment No. 1 to Impax Laboratories, Inc. 1995 Stock Incentive Plan, dated July 1, 1998.
Amendment No. 2 to Impax Laboratories, Inc. 1995 Stock Incentive Plan, dated May 25, 1999.
Impax Laboratories Inc. 1999 Equity Incentive Plan.
Form of Stock Option Grant under the Impax Laboratories, Inc. 1999 Equity Incentive Plan.
Impax Laboratories Inc. 2001 Non-Qualified Employee Stock Purchase Plan.
Impax Laboratories Inc. Amended and Restated 2002 Equity Incentive Plan.
Form of Stock Option Grant under the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan.
Form of Stock Bonus Agreement under the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan.
Amendment to Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan, effective May 19, 2009.
Impax Laboratories Inc. Executive Non-Qualified Deferred Compensation Plan, restated effective January 1, 2005.

26

Schedule 3.24                    Insurance
See attached insurance certificates.

27

XXXXXX

28

XXXXXX

29

Schedule 3.29                    Authorized Officers

Larry Hsu, Ph.D.	President and Chief Executive Officer

Arthur A. Koch, Jr.	Senior Vice President, Finance and Chief Financial Officer

30

Schedule 6.1(b)                      Indebtedness
None.

31

EXHIBIT 1.1(a)
[FORM OF]
ACCOUNT DESIGNATION NOTICE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:
Bank Name: [                    ]
ABA Routing Number: [          ]
Account Number: [          ]
[TO BE COMPLETED BY BORROWER]
Notwithstanding the foregoing, on the Closing Date, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on payment instructions to be delivered separately.
This Account Designation Notice may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 1.1(b)
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit or guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1. Assignor[s]:

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2. Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3. Borrower:	Impax Laboratories, Inc., a Delaware corporation

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement.

5. Credit Agreement:	The Credit Agreement dated as of February 11, 2011, among the Borrower, the guarantors from time to time party thereto, the lenders and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6. Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
		Facility	Loans for all	Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	Lenders	Assigned	Loans	Number
			$	$	%
			$	$	%
			$	$	%
[7. Trade Date:                                         ]2
Effective Date:                                                    , 20     .
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[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Administrative Agent

By:
Title:

[Consented to:]
[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
11. Representations and Warranties.
11.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
11.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6(b), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

12. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
13. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 1.1(c)
[FORM OF]
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of [_____,  _____], is by and among [_____, a  _____] (the “Subsidiary Guarantor”), Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement, dated as of February 11, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.
The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.
Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:
1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Credit Documents, including, without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Credit Agreement.
2. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this Paragraph 2, the Subsidiary Guarantor hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Subsidiary Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary Guarantor.

3. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this Paragraph 3, the Subsidiary Guarantor hereby pledges and assigns to the Administrative Agent, for the benefit of the Lenders, and grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Subsidiary Guarantor in and to Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).
4. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Security Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Security Documents) to reflect the information shown on the attached Schedule A.
5. The information on Schedule B to this Joinder Agreement is true and correct as of the date hereof.
6. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.
7. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.
8. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 9.13 and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	IMPAX LABORATORIES, INC., a Delaware corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:

Name:
Title:

Schedule A
Schedules to Credit Agreement and Security Documents
[TO BE COMPLETED BY BORROWER]

Schedule B
Disclosure Information

Legal Name of Credit Party (and any previous legal names within the past four months):

State of Organization:

Jurisdictions of Organization:

Type of Organization:

Address of Chief Executive Office:

Address of Principal Place of Business:

Business Phone Number:

Organizational Identification Number:[1]

Federal Tax Identification Number:

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):

Each of the following locations: (a) all real property owned by the Subsidiary Guarantor, (b) each headquarter location of the Subsidiary Guarantor (and an indication if such location is leased or owned), (c) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned), (d) each other location where the Subsidiary Guarantor maintains any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (e) each location where any personal property Collateral is located at any premises by the Subsidiary Guarantor (and an indication whether such location is leased or owned). Please include the following information for each location: a street address (including county), the approximate value (for owned property, the fair market value, for any leased property, the approximate value of any Collateral located on such premises and the annual rental value), an indication of whether the location is owned or leased (and, if so, the name and address of the owner of the location) or operated by a third party, such as a warehouseman or processor (and, if so, the name and address of such third party):

[1]
This item does not apply to a Credit Party organized under the laws of Alabama, Indiana, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, Oklahoma, South Carolina, Vermont or West Virginia.

All of the financial institutions at which any Subsidiary Guarantor maintains any deposit accounts, investment accounts, securities accounts or similar accounts, together with the name of account, account number and a description for each such account (including the recent value):

All patents, trademarks and copyrights owned by the Subsidiary Guarantor as of the date hereof, all patent licenses, trademark licenses and copyright licenses to which the Subsidiary Guarantor is a party as of the date hereof, and all patent applications, trademark applications, and copyright applications made by the Subsidiary Guarantor as of the date hereof:

Description of all commercial tort claims of the Subsidiary Guarantor:

Description of all Instruments, Chattel Paper and Documents of the Subsidiary Guarantor:

List the issued and outstanding equity interests owned by (a) the Subsidiary Guarantor and (b) the owner of the Subsidiary Guarantor’s equity interests:
[TO BE COMPLETED BY BORROWER/SUBSIDIARY GUARANTOR]

EXHIBIT 1.1(d)
[FORM OF]
NOTICE OF BORROWING

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to Section [2.1(b)(i)] [and/or] [2.4(b)(i)] of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):
Revolving Loans be made as follows:

Interest
		Interest	Period
		Rate	(one, two, three or six
		(Alternate Base Rate/	months
Date	Amount	LIBOR Rate)	— for LIBOR Rate only)

NOTE:
REVOLVING LOAN BORROWINGS THAT ARE (A) ALTERNATE BASE RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $500,000 AND IN INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $500,000 AND IN INTEGRAL MULTIPLES OF $250,000 IN EXCESS THEREOF.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(a) The representations and warranties made by the Credit Parties in the Credit Agreement, in the Credit Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement shall be (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case on and as of the date of the Proposed Borrowing as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
(b) No Default or Event of Default shall have occurred and be continuing on the date of the Proposed Borrowing or after giving effect to the Proposed Borrowing unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.
(c) Immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect and (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount.
(d) [If a Revolving Loan is requested] All conditions set forth in Section 2.1 of the Credit Agreement shall have been satisfied.
(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Revolving Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender.
This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 1.1(e)
[FORM OF]
NOTICE OF CONVERSION/EXTENSION

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests  _____  conversion or  _____  extension of the following Loans be made as follows (the “Proposed Conversion/Extension”):

Requested
	Current			Interest	Requested Interest
	Interest		Amount to	Rate	Period
	Rate and		be	(Alternate Base	(one, two, three or six
	Interest		converted/	Rate/LIBOR	months
Applicable Loan	Period	Date	extended	Rate)	— for LIBOR Rate only)

NOTE:
PARTIAL CONVERSIONS OF (A) ALTERNATE BASE RATE LOANS MUST BE IN A MINIMUM AMOUNT OF $500,000 OR A WHOLE MULTIPLE OF $100,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AMOUNT OF $500,000 OR A WHOLE MULTIPLE OF $250,000 IN EXCESS THEREOF.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.
This Notice of Conversion/Extension may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 1.1(f)
[FORM OF]
PERMITTED ACQUISITION CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
[Insert applicable Credit Party] intends to acquire (the “Acquisition”) substantially all of the assets of [_____] (the “Target”). The undersigned officer of the [insert applicable Credit Party], hereby certifies on behalf of the Borrower that:
(a) The Acquisition is of [check applicable box]:
☐ All or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Credit Agreement.
☐ A Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Credit Agreement.
☐ Any division, line of business or other business unit of a Person that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Credit Agreement.
(b) No Default or Event of Default exists or would exist after giving effect to the Acquisition.
(c) After giving effect to the Acquisition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 of the Credit Agreement, as demonstrated by the financial covenant calculations set forth on Schedule A attached hereto.

(d) The Credit Parties [have complied/shall comply] with Section 5.10 and 5.12 of the Credit Agreement, to the extent required to do so thereby.
(e) Attached hereto as Schedule B is a description of the material terms of the Acquisition (including a description of the business and the form of consideration).
(f) Attached hereto as Schedule C are the [audited financial statements] [management-prepared financial statements] of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date.
(g) Attached hereto as Schedule D are the Consolidated projected income statements of the Borrower and its Consolidated Subsidiaries (giving effect to the Acquisition).
(h) The Target has [earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date, and after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, in an amount greater than $0] [a loss before interest, taxes, depreciation and amortization of not greater than $15,000,0001];
(i) The Acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders (or their respective equivalents) of the applicable Credit Party and the Target.
(j) The aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries in connection with the Acquisition does not exceed $200,000,000.
This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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[1]	Representation with respect to a Target that has less than one (1) full year of operations after commercial launch of its first product.

IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

Schedule A
Financial Covenant Calculations
[TO BE COMPLETED BY BORROWER]

Schedule B
Description of Material Terms
[TO BE COMPLETED BY BORROWER]

Schedule C
[Audited Financial Statements] [Management-Prepared Financial Statements]
[TO BE COMPLETED BY BORROWER]

Schedule D
Consolidated Projected Income Statements
[TO BE COMPLETED BY BORROWER]

EXHIBIT 1.1(g)
[FORM OF]
BANK PRODUCT PROVIDER NOTICE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
[Name of Bank Product Provider] hereby notifies you, pursuant to the terms of the Credit Agreement, that:
(a) [Name of Bank Product Provider] meets the requirements of a Bank Product Provider under the terms of the Credit Agreement and is a Bank Product Provider under the Credit Agreement and the other Credit Documents.
(b) The Credit Parties have entered into Bank Products with [Name of Bank Product Provider] which include: [set forth Bank Products].
(c) The maximum dollar amount5 of obligations arising under the Bank Products set forth in clause (b) above is: $  _____.
(d) The methodology to be used by such parties in determining the Bank Product Debt (as defined in the Credit Agreement) owing from time to time is:  _____.
Delivery of this Notice by telecopy shall be effective as an original.
A duly authorized officer of the undersigned has executed this Notice as of the  _____  day of  _____,  _____.

[5]	If reasonably capable of being determined.

,

as a Bank Product Provider

By:

Name:

Title:

EXHIBIT 2.1(a)
[FORM OF]
FUNDING INDEMNITY LETTER

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
This letter is delivered in anticipation of the closing of the above-referenced Credit Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the most recent draft of the Credit Agreement circulated to the Borrower and the Lenders.
The Borrower anticipates that all conditions precedent to the effectiveness of the Credit Agreement will be satisfied on [Date] (the “Effective Date”). The Borrower wishes to borrow the initial Revolving Loans, described in the Notice of Borrowing delivered in connection with this letter agreement, on the Effective Date as LIBOR Rate Loans (the “Effective Date LIBOR Rate Loans”).
In order to induce the Lenders to accept this request prior to the Effective Date, the Borrower hereby agrees that, in the event the Borrower fails to borrow the Effective Date LIBOR Rate Loans on the Effective Date for any reason whatsoever (including the failure of the Credit Agreement to become effective), the Borrower hereby unconditionally agrees to reimburse each applicable Lender in respect of its Effective Date LIBOR Rate Loans upon its demand as set forth in Section 2.15 of the Credit Agreement as if it were in effect with respect to the requested Effective Date LIBOR Rate Loans.
This letter agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This letter may (a) be executed in any number of counterparts by the different signatories hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which together shall constitute one and the same letter and (b) upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 2.1(e)
[FORM OF]
REVOLVING LOAN NOTE
[Date]
FOR VALUE RECEIVED, the undersigned, Impax Laboratories, Inc., a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to [_____] or its registered assigns (the “Lender”), at the office of Wells Fargo Bank, National Association, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.
This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of February 11, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Revolving Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.
All parties now and hereafter liable with respect to this Revolving Loan Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
This Revolving Loan Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 2.16
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (e) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,

as a Lender

By:

Name:

Title:

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,

as a Lender

By:

Name:

Title:

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (e) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Delivery of this Certificate by telecopy shall be effective as an original.

,

as a Lender

By:

Name:

Title:

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,

as a Lender

By:

Name:

Title:

EXHIBIT 4.1(a)
[FORM OF]
LENDER CONSENT

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
This Consent is given pursuant to the Credit Agreement referenced above. The undersigned hereby (i) approves the Credit Agreement, (ii) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII of the Credit Agreement, (iii) authorizes the Administrative Agent to execute and deliver the Credit Agreement on its behalf, (iv) agrees that it is a Lender under the Credit Agreement and therefore shall have all the rights and obligations of a Lender under the Credit Agreement as if such Person had directly executed and delivered a signature page to the Credit Agreement and (v) has consented to, approved or accepted or is satisfied with, each document or other matter required under Section 4.1 to be consented to or approved by or be acceptable or satisfactory to a Lender. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
Delivery of this Consent by telecopy shall be effective as an original.
A duly authorized officer of the undersigned has executed this Consent as of the  _____  day of _____,  _____.

as a Lender

By:

Name:

Title:

EXHIBIT 4.1(b)
[FORM OF]
OFFICER’S CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011, by and among Impax Laboratories, Inc. (the “Company”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
I, Arthur A. Koch, Jr., in connection with the Credit Agreement and the related opinion being delivered on behalf of the Company by Blank Rome LLP, hereby certify that I am the duly elected, qualified and acting Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary of the Company and that:
1.
Attached hereto as Exhibit A is a true and correct copy of the Restated Certificate of Incorporation of the Company, as amended, as filed with the Secretary of the State of Delaware and such Restated Certificate of Incorporation has not been further amended, altered, modified, repealed, rescinded or revoked (and no action has been taken to so amend, alter, modify, repeal, rescind or revoke) and remain in full force and effect on the date hereof.

2.
Attached hereto as Exhibit B is a true and correct copy of the Amended and Restated Bylaws of the Company, as amended and restated to date, and such Bylaws have not been further amended, altered, modified, repealed, rescinded or revoked (and no action has been taken to so amend, alter, modify, repeal, rescind or revoke) and remain in full force and effect on the date hereof.

3.
Attached hereto as Exhibit C is a true and correct copy of certain resolutions adopted by the Board of Directors of the Company, and such resolutions have not been amended, altered, modified, repealed, rescinded or revoked (and no action has been taken to so amend, alter, modify, repeal, rescind or revoke) and remain in full force and effect on the date hereof.

4.
The following named individuals are duly appointed officers of the Company and each holds the office in respect of the Company set forth opposite his name. The signature written opposite the name and title of each such officer is his genuine signature.

Name	Office	Signature
Larry Hsu, Ph.D	President and Chief Executive Officer

Arthur A. Koch, Jr.	Senior Vice President, Finance Chief Financial Officer
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IN WITNESS WHEREOF, I hereunto place my signature as of the  _____  day of  _____,  _____.

Arthur A. Koch, Jr., Corporate Secretary
I,  _____, the  ___________  of the Company, hereby certify that  ___________  is the duly elected and qualified  ___________  of the Company and that his/her true and genuine signature is set forth above.

Name:

Title:

Exhibit A
Restated Certificate of Incorporation

Exhibit B
Bylaws

Exhibit C
Board Resolutions

EXHIBIT 4.1(f)
[FORM OF]
SOLVENCY CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
The undersigned [chief financial officer] of the Borrower is familiar with the properties, businesses, assets and liabilities of the Credit Parties and is duly authorized to execute this certificate on behalf of the Borrower and the Credit Parties.
The undersigned certifies that he/she has made such investigation and inquiries as to the financial condition of the Credit Parties as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans and other Extensions of Credit under the Credit Agreement.
The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.
BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the Transactions:
(a) Each of the Credit Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.
(b) The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to the Credit Agreement.

(c) None of the Credit Parties has unreasonably small capital in relation to the business in which it is or proposed to be engaged.
(d) None of the Credit Parties has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due.
(e) In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT 4.1(o)
[FORM OF]
FINANCIAL CONDITION CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
Pursuant to the terms of Section 4.1 of the Credit Agreement, the undersigned officer of the Borrower, hereby certifies on behalf of the Credit Parties and not in any individual capacity that, as of the date hereof, the statements below are accurate and complete in all respects:
(a) There does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (i) affecting the Credit Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (ii) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.
(b) Immediately after giving effect to the Credit Agreement, the other Credit Documents and all Transactions contemplated to occur on the Closing Date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct, and (iii) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 of the Credit Agreement, as demonstrated by the financial covenant calculations set forth on Schedule A attached hereto, as of the most recent fiscal quarter ended prior to the Closing Date.
(c) Immediately after giving effect to the Credit Agreement, the other Credit Documents and all Transactions contemplated to occur on the Closing Date, each of the conditions precedent in Section 4.1 have been satisfied, including, without limitation:
(i) Attached hereto on Exhibit A are true and complete copies of each Material Contract, together with all exhibits and schedules thereto.
This Financial Condition Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

Exhibit A
Material Contracts
[TO BE COMPLETED BY BORROWER]
[See attached.]

EXHIBIT 5.2(b)
[FORM OF]
OFFICER’S COMPLIANCE CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Credit Agreement, dated as of February 11, 2011 by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]
For the fiscal [quarter] [year] ended [ ______________,  _____].
The undersigned hereby certifies on behalf of the Credit Parties that, to the best of his/her knowledge, with respect to the Credit Agreement:
(a) The financial statements delivered for the fiscal period referred to above present fairly the financial position of the Borrower and its Subsidiaries, for the period indicated above, in conformity with GAAP applied on a consistent basis.
(b) Each of the Credit Parties during the period indicated above observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement to be observed, performed or satisfied by it.
(c) I have obtained no knowledge of any Default or Event of Default under the Credit Agreement;1
(d) Attached hereto on Schedule A are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenant contained in Section 5.9 of the Credit Agreement as of the last day of the fiscal period referred to above.
(e) Attached hereto are all updated schedules required to be delivered pursuant to Section 5.2(c) of the Credit Agreement, including the following schedules:

[1]
If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

[an updated copy of [Schedule 3.3] [Schedule 3.12] [Schedule 3.16(a)] [Schedule 3.16(b)] [Schedule 3.16(c)] [Schedule 3.16(d)] [Schedule 3.16(e)] [Schedule 3.16(f)(i)] [Schedule 3.16(f)(ii)] [Schedule 3.23] [Schedule 3.24] to the Credit Agreement.]
(f) [Attached hereto on Schedule [___] is an updated copy of Schedule 3.29 to the Credit Agreement.]
This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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IMPAX LABORATORIES, INC., a Delaware corporation

By:

Name:

Title:

Schedule A
Financial Covenant Calculations
[TO BE COMPLETED BY BORROWER]

Schedule [___]
Schedule [___] to Credit Agreement
[TO BE COMPLETED BY BORROWER]

EXHIBIT 5.15(d)
[FORM OF]
LANDLORD AGREEMENT
Drawn by and return to:
Moore & Van Allen PLLC
Suite 4700
100 North Tryon Street
Charlotte, North Carolina 28202-4003
THIS LANDLORD AGREEMENT (this “Agreement”) is entered as of this [_____] day of [__________, 20 _____] by [_____], a [_____] (“Landlord”), the owner of certain real property, buildings and improvements located in [_____], to Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) for itself and the other lenders (the “Lenders”) providing certain credit facilities pursuant to (i) that certain Credit Agreement, dated on or about February 11, 2011 as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto (the “Guarantors” and together with the Borrower, the “Credit Parties”), the lenders and other financial institutions from time to time party thereto, and the Administrative Agent.
Recitals:
A. The Lenders have agreed to provide the Borrower with credit facilities (the “Credit Facilities”) under the terms and conditions of the Credit Agreement, which credit facilities are guaranteed by the Guarantors. The Credit Parties have secured the repayment of the Credit Facilities and any Secured Hedging Agreement (as defined in the Credit Agreement) inter alia by granting the Administrative Agent, for the ratable benefit of the Lenders and any Hedging Agreement Provider (as defined in the Credit Agreement), a security interest in all of the Credit Parties’ personal property, whether now owned or hereafter acquired, including all proceeds of any of the foregoing (collectively, the “Collateral”).
B. Whereas Landlord is the lessor under the lease described in Exhibit A attached hereto (the “Lease”) with [_____] (the “Tenant”) as lessee pursuant to which Landlord has leased certain premises to Tenant located at [_____] (the “Premises”).
C. As a condition to extending the Credit Facilities, the Lenders and the Administrative Agent have requested that the Credit Parties obtain, and cause the Landlord to provide, a waiver and subordination, pursuant to the terms of this Agreement, of all of its rights against any of the Collateral for so long as the Credit Facilities and the commitments to make the Credit Facilities remain outstanding.

NOW, THEREFORE, in consideration of the foregoing, and the mutual benefits accruing to the Administrative Agent and Landlord as a result of the credit facilities provided by the Lenders pursuant to the Credit Agreement, the sufficiency and receipt of such consideration being hereby acknowledged, the parties hereto agree as follows:
1. Landlord hereby subordinates in favor of the Administrative Agent, each and every party now or hereafter participating as a Lender under the Credit Agreement and each Hedging Agreement Provider, any and all rights or interests that Landlord, or its successors and assigns, may now or hereafter have in or to the Collateral, including, without limitation, any lien, claim, charge or encumbrance of any kind or nature, arising by statute, contract, common law or otherwise.
2. Landlord hereby agrees that the liens and security interests existing in favor of the Administrative Agent, for the ratable benefit of each and every party now or hereafter participating as a Lender under the Credit Agreement and each Hedging Agreement Provider, shall be prior and superior to (i) any and all rights of distraint, levy, and execution which Landlord may now or hereafter have against the Collateral, (ii) any and all liens and security interests which Landlord may now or hereafter have on and in the Collateral, and (iii) any and all other rights, demands and claims of every nature whatsoever which Landlord may now or hereafter have on or against the Collateral for any reason whatsoever, including, without limitation, rent, storage charge, or similar expense, cost or sum due or to become due Landlord by Tenant under the provisions of any lease, storage agreement or otherwise, and Landlord hereby subordinates all of its foregoing rights and interests in the Collateral to the security interest of the Administrative Agent in the Collateral. Landlord deems the Collateral to be personal property, not fixtures.
3. Upon the advance written notice from the Administrative Agent that an event of default has occurred and is continuing under the Credit Agreement, Landlord agrees that the Administrative Agent or its delegates or assigns may enter upon the Premises at any time or times, during normal business hours, to inspect or remove the Collateral, or any part thereof, from the Premises, without charge, either prior to or subsequent to the termination of the Lease, provided that in any event such removal shall occur no later than forty-five (45) days after the termination of the Lease. The Administrative Agent shall repair or pay reasonable compensation to Landlord for damage, if any, to the Premises caused by the removal of the Collateral. In addition to the above removal rights, the Landlord will permit the Administrative Agent to remain on the Premises for forty-five (45) days after the Administrative Agent gives the Landlord notice of its intention to do so and to take such action as the Administrative Agent deems necessary or appropriate in order to liquidate the Collateral, provided that the Administrative Agent shall pay to the Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month (provided, that such rent shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or similar charges).

4. Landlord represents and warrants: (a) that it has not assigned its claims for payment, if any, nor its right to perfect or assert a lien of any kind whatsoever against Tenant’s Collateral; (b) that it has the right, power and authority to execute this Agreement; (c) that it holds legal title to the Premises; (d) that it is not aware of any breach or default by the Tenant of its obligations under the Lease with respect to the Premises; and (e) the Lease, together with all assignments, modifications, supplementations and amendments set forth in Exhibit A, represents, as of the date hereof, the entire agreement between the parties with respect to the lease of the Premises. Landlord further agrees to provide the Administrative Agent with prompt written notice in the event that Landlord sells the Premises or any portion thereof.
5. The Landlord shall send to the Administrative Agent (in the manner provided herein) a copy of any notice or statement sent to the Tenant by the Landlord asserting a default under the Lease. Such copy shall be sent to the Administrative Agent at the same time such notice or statement is sent to the Tenant. Notices shall be sent to the Administrative Agent by prepaid, registered or certified mail, addressed to the Administrative Agent at the following address, or such other address as the Administrative Agent shall designate to the Landlord in writing:
Wells Fargo Bank, National Association, as Administrative Agent
[ADDRESS]
Attention: Syndication Agency Services
6. The Landlord shall not terminate the Lease or pursue any other right or remedy under the Lease by reason of any default of the Tenant under the Lease, until the Landlord shall have given a copy of such written notice to the Administrative Agent as provided above and, in the event any such default is not cured by the Tenant within any time period provided for under the terms and conditions of the Lease, the Landlord will allow the Administrative Agent (a) thirty (30) days from the expiration of the Tenant’s cure period under the Lease within which the Administrative Agent shall have the right, but shall not be obligated, to remedy such act, omission or other default and Landlord will accept such performance by the Administrative Agent and (b) up to an additional sixty (60) days to occupy the Premises; provided that during such period of occupation the Administrative Agent shall pay to the Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a thirty (30) day month (provided that such rent shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover or similar charge).
7. The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this Agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of the Premises, and upon any purchasers, including any mortgagee, from the undersigned.

8. This Agreement shall continue in effect during the term of the Credit Agreement, and any extensions, renewals or modifications thereof and any substitutions therefor, shall be binding upon the successors, assigns and transferees of Landlord, and shall inure to the benefit of the transferees of Landlord, and shall inure to the benefit of the Administrative Agent, each Lender, each Hedging Agreement Provider and their respective successors and assigns. Landlord hereby waives notice of the Administrative Agent’s acceptance of and reliance on this Agreement.
9. This Agreement (a) may be executed and delivered in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
10. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of [Applicable Governing Law]. All judicial proceedings brought by the Landlord, the Administrative Agent or the Tenant with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of [Applicable Governing Law], and, by execution and delivery of this Agreement, each of the Landlord, Administrative Agent and the Tenant accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.
11. This Agreement represents the agreement of the Landlord, Administrative Agent and the Tenant with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Landlord, Administrative Agent and the Tenant relative to the subject matter hereof not expressly set forth or referred to herein.
12. This Agreement may not be amended, modified or waived except by a written amendment or instrument signed by each of the Landlord, the Administrative Agent and the Tenant.
[INSERT IF IT IS A LEASEHOLD MORTGAGE: The Landlord hereby consents to the execution and delivery by the Tenant to the Administrative Agent for the benefit of the Lenders of a leasehold mortgage and/or deed of trust (the “Leasehold Mortgage”) which shall secure the Loans and cover the Tenant’s rights under the Lease, the leasehold estate created thereby and all Collateral of the Tenant located on the Premises. The Landlord consents to the recording of the Lease (or a Memorandum of Lease or other summary of the Lease), the Leasehold Mortgage by the Collateral Agent, and any Uniform Commercial Code fixture filing in connection therewith, in the real property records of the county in which the Premises is located and any other appropriate recording office.]
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IN WITNESS WHEREOF, Landlord and the Administrative Agent have each caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

,

as Landlord

By:

Name:

Title:

Acknowledged and Agreed:
                                                            , as Tenant

By:
Name:

Title:

Acknowledged and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent for the Lenders

By:
Name:

Title:

Exhibit A
Lease